UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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Gibraltar Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2012

To My Fellow Stockholders:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Thursday, May 3, 2012 at 11:00 A.M. local time at the Gateway Building in Buffalo, New York. The meeting will begin with discussion of and voting on the matters described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, followed by my report on our Company’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers, and informs you of steps we are taking to fulfill our responsibilities to you as a stockholder. Over the past two years, our Company took significant compensation and corporate governance actions:

•

Adopted a majority vote standard in the election of directors which contains a director resignation policy and a “carve-out” to provide for plurality voting in the event of a contested director election.

•

Appointed a Lead Independent Director who chairs all meetings of the Board in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company.

•

Renegotiated the change in control agreements with our Chief Executive Officer and Chief Operating Officer to remove the single trigger payment provisions and implement double trigger payment provisions, a change which took effect on March 24, 2011.

•	Committed to not enter into any new employment or other agreements or materially amend existing employment or other agreements that provide for excise tax gross-ups.

•

Amended our Executive Stock Ownership Policy to require the Chief Executive Officer to hold shares of Company common stock having a value equal to or greater than 300% of the Chief Executive Officer’s base salary.

•	Amended our Corporate Governance Guidelines to include a Clawback Provision related to incentive based compensation for our executive officers.

•	Amended our By-laws to provide stockholders with the right to call special meetings.

We also use the Proxy Statement to discuss the proposals that require your vote and to solicit your vote if you cannot attend the Annual Meeting in person. Your vote is important to us and we encourage you to vote promptly. Please note your broker cannot vote on all of the proposals without your instruction. If you do not plan to attend the Annual Meeting in person, please inform us, or your broker, as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.

The Proxy Statement includes a description of each proposal. Our Board of Directors recommends that stockholders vote “FOR” all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.

On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in our company.

Sincerely,

Brian J. Lipke

Chairman of the Board and Chief Executive Officer

YOUR VOTE IS MORE IMPORTANT THAN EVER.

PLEASE REVIEW THE ATTACHED MATERIALS AND SUBMIT YOUR VOTE PROMPTLY.

GIBRALTAR INDUSTRIES, INC.

3556 Lake Shore Road

PO Box 2028

Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 3, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on Thursday, May 3, 2012, at 11:00 a.m., local time, for the following purposes:

1.	Elect two Class III Directors to hold office until the 2015 Annual Meeting and until their successors have been elected and qualified.

2.	Advisory approval of the Company’s executive compensation (the “Say-on-Pay” vote).

3.	Approval of the material terms of the Company’s annual grant of Performance Share Units under the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan to enable the Company to deduct the related compensation for federal income tax purposes without being subject to limitations.

4.	Approval of an Amendment to the Certificate of Incorporation of Gibraltar Industries, Inc. to provide shareholders with the right to take action by written consent.

5.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

6.	To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 19, 2012, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.

Stockholders who do not expect to attend the meeting in person are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Timothy F. Murphy

Secretary

Buffalo, New York

April 3, 2012

3556 Lake Shore Road

PO Box 2028

Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT

April 3, 2012

Date, Time, and Place of Annual Meeting

This Definitive Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), of proxies to be voted at the Annual Meeting of Stockholders to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 3, 2012 at 11:00 a.m., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on March 19, 2012, as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting. At the close of business on March 19, 2012, the Company had outstanding and entitled to vote at the Annual Meeting 30,536,427 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting. This Definitive Proxy Statement and the accompanying form of proxy will first be sent or given to stockholders on or about April 3, 2012.

Record Date and Related Information

The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, employees, and proxy solicitors. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $12,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors FOR the nominees for directors named in this Definitive Proxy Statement, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as set forth in this Definitive Proxy Statement (the “Say-on-Pay” vote), FOR the approval of the material terms of the annual Performance Stock Unit grant, FOR the approval of an Amendment to the Company’s Certificate of Incorporation, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, in person or by proxy, entitled to vote assuming a quorum is present or represented at the meeting. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 is the only stockholder proposal considered a routine matter.

The election of directors and votes on matters that relate to executive compensation, such as the Say-on-Pay vote, are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. It is very important that you cast your vote if you want your shares to be represented at the Annual Meeting.

Nominees for the election of directors must receive more “for” than “against” votes to be elected. If a director does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within 90 days of the date election results are certified.

Revocability of Proxy

The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1

ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors who shall be divided into three classes, with the term of one class expiring each year. The Board of Directors is presently comprised of seven members: David N. Campbell and Robert E. Sadler, Jr., Class III Directors whose terms expire in 2012, William J. Colombo and Gerald S. Lippes, Class II Directors whose terms expire in 2013, and Brian J. Lipke, William P. Montague, and Arthur A. Russ, Jr., Class I Directors whose terms expire in 2014. At the Annual Meeting of Stockholders in 2012, two Class III Directors shall be elected to hold office for a term expiring in 2015. David N. Campbell and Robert E. Sadler, Jr. have been nominated by the Board of Directors for election as such Class III Directors. Messrs. Campbell and Sadler are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.

Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election of David N. Campbell and Robert E. Sadler, Jr. as directors. Messrs. Campbell and Sadler have been directors of the Company since 1993 and 2004, respectively, and have been previously elected by the Company’s stockholders. If Messrs. Campbell and Sadler become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person or persons as the Board of Directors shall designate. Each of Messrs. Campbell and Sadler has consented to being named in this Definitive Proxy Statement and to serve if elected to office.

The following information is provided concerning the directors and the nominees for election as Class III Directors:

David N. Campbell has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He is Executive Director of All Hands Volunteers, Inc., a not-for-profit volunteer-based disaster response organization. He has also been a Managing Director of Innovation Advisors, a strategic advisory firm focused on merger and acquisition transactions in the information technology software and services industry, since November 2001. He served as President and Chief Executive Officer of Xpedior, a provider of information technology solutions, from September 1999 to October 2000. Prior to that he served as President of the GTE Technology Organization and from July 1995 to September 1999 he served as President of BBN Technologies, a business unit of GTE Corporation. From March 1983 until September 1994 he served as Chairman of the Board and Chief Executive Officer of Computer Task Group, Incorporated. During the past five years, Mr. Campbell also served on the Board of Directors of Tektronix Inc. (prior to its acquisition by Danaher Corporation). Mr. Campbell’s qualifications to serve on the Company’s Board include his ability to provide the perspective of a chief executive officer and director of public companies along with his leadership experience at organizations with international operations which the Company also has. In addition, he is qualified as an audit committee financial expert under the standards established by the Securities Exchange Act of 1934, as amended.

Robert E. Sadler, Jr. has served as a director of the Company since his appointment by the Board of Directors in January 2004. He served as President of M&T Bank from 1996 to 2003, as Chairman of M&T Bank from 2003 to 2005, and from 2005 to 2007 as President and Chief Executive Officer of M&T Bank Corporation, one of the 20 largest banks in the U.S. Mr. Sadler continues to serve as a Director of both M&T Bank and M&T Bank Corporation. Mr. Sadler is also a director of several private companies, including Delaware North Companies, Inc. and Security Mutual Life Insurance Company of New York. Mr. Sadler’s qualifications to serve on the Company’s Board include his extensive experience as a financial services executive, particularly during his career with M&T Bank, which allows him to provide the Board with the perspective of lenders and investment bankers, which the Company deals with regularly. Other qualifications include his experience as a member of the board of directors of other large companies and his financial literacy.

The following information is provided concerning the Company’s Class I and II directors who are not standing for election during the 2012 Annual Meeting of Stockholders:

Brian J. Lipke has been Chairman of the Board since 1992, Chief Executive Officer since 1987, and a director of the Company since its formation. He also served as President of the Company through 1999. From 1972 to 1987, Mr. Lipke held various positions with the Company in production, purchasing, and divisional management. He is also a director of Merchants Mutual Insurance Company and Moog Inc. Mr. Lipke’s qualifications to serve on the Company’s Board include his demonstrated leadership skills and extensive operating and executive experience acquired over his career with the Company. He has extensive experience in driving operational excellence, targeting growth opportunities, and attaining financial objectives under a variety of economic and competitive conditions. These experiences are valuable to the Company which strives for excellence, has grown historically through acquisitions, as well as internally, and regularly faces diverse and often challenging economic and competitive conditions.

William P. Montague has served as a director of the Company since the consummation of the Company’s initial public offering in 1993. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008. In April 2009, subsequent to Mr. Montague’s retirement, Mark IV filed for bankruptcy protection. Mr. Montague also serves on the Board of Directors of Endo Pharmaceuticals Holding Inc. and a private company, International Imaging Materials, Inc. Mr. Montague’s qualifications to serve on the Company’s Board include his ability to offer the perspectives of a former chief executive officer along with his extensive financial and accounting experience acquired during his career with Mark IV. His experience as a director, chief financial officer, and chief executive officer at another public company with complex capital resource requirements and diverse geographical operations similar to the Company provides significant value to the Board.

Arthur A. Russ, Jr. has served as a director of the Company since 1993. He was engaged in the private practice of law since 1969 and was a partner in the firm of Phillips Lytle LLP, located in Buffalo, New York until his retirement in December 2010. Mr. Russ is also a director of several private companies and nonprofit entities. Mr. Russ’s qualifications to serve on the Company’s Board include his legal expertise in the areas of corporations, taxation, securities, and general business and finance. He is able to provide the Board insights on a broad range of general business and financial issues as a result of his diverse legal and business experience.

William J. Colombo has served as a director of the Company since his appointment by the Board of Directors in August 2003. He served as Chief Operating Officer and Executive Vice President of Dick’s Sporting Goods, Inc. (“Dick’s”) from 1995 to 1998 and as President of dsports.com LLC, the Internet commerce subsidiary of Dick’s from 1998 to 2000. From 2002 through February 2008, Mr. Colombo served as President, Chief Operating Officer, and a Director of Dick’s. Mr. Colombo currently serves as Vice Chairman of the Board of Dick’s. Mr. Colombo’s qualification to serve on the Company’s Board includes his ability to provide the perspective of an executive and board member of a large, public company and national retailer that is similar to some of the Company’s largest customers.

Gerald S. Lippes has served as a director of the Company since 1993 and was Secretary of the Company from December 2002 through November 2003. He has been engaged in the private practice of law since 1965 and is a partner in the firm of Lippes Mathias Wexler Friedman LLP, located in Buffalo, New York. Mr. Lippes is also a director of several private companies. Mr. Lippes’s qualifications to serve on the Company’s Board include his more-than 40 years of legal experience representing large businesses in corporate matters, securities, and other financial transactions, which enables him to provide insights on a broad range of corporate governance, securities, transactional, and management issues the Company faces.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

NOMINEES FOR CLASS III DIRECTORS IN PROPOSAL 1.

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Documents which set forth the practices the Board of Directors will follow with respect to various matters, such as director responsibilities, compensation, and access to management. The Corporate Governance Documents are posted on the corporate governance page of the Company’s website at www.gibraltar1.com and are available in print to stockholders and other persons who request a copy.

Board of Directors Structure

The Board of Directors was comprised of seven directors during the year ended December 31, 2011 to carry out the activities of its committees and fulfill its responsibilities effectively.

The Company’s Corporate Governance Documents provide the Board of Directors with flexibility to select the appropriate leadership structure for the Company. The Board of Directors does not have a written policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. However, the Company’s Corporate Governance Documents provide for the position of Lead Independent Director, who among other things, chairs all meetings of the Board in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company. William P. Montague currently serves as the Lead Independent Director.

The Company’s leadership structure has combined the positions of Chairman of the Board and Chief Executive Officer. Under the Company’s Bylaws, the Chairman of the Board presides over meetings of the Board of Directors and meetings of the stockholders, while the Chief Executive Officer has general authority for strategic initiatives involving the business, affairs, and property of the Company, subject to the supervision and oversight of the Board.

The Board of Directors has adopted a number of measures to provide what it views as an appropriate balance between the respective needs for dependable strategic leadership by the Chairman of the Board and Chief Executive Officer and the oversight and objectivity of independent directors. For example, only one of the seven directors is a member of management and all of the Board’s key committees – the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee – are comprised entirely of independent directors. All directors play an active role in overseeing the Company’s business and have full and free access to members of management and the authority to retain independent financial, legal, or other advisors as they deem necessary without consulting or obtaining the approval of any member of management.

The Board of Directors believes that this leadership structure – a combined Chairman of the Board and Chief Executive Officer with active and strong non-employee directors – is the most effective structure for the Company at this time. Given the challenges that the Company faces in the current market environment and the Company’s diverse operations, this leadership structure provides important benefits through effective internal and external communication of critical strategies and business priorities.

Board Oversight of Risk Management

The Board of Directors is actively engaged in the oversight of strategies adopted by management for addressing risks faced by the Company. These risks may arise in many different areas, including business strategy; financial condition; competition for talent; operational efficiency; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property, among many others. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board and has not divided the responsibility for oversight of risk management among its committees. In carrying out this critical responsibility, the Board of Directors also receives quarterly reports on aspects of the Company’s risk management from senior representatives of the Company’s independent auditors.

Independence of Directors

The Board of Directors has determined that each of David N. Campbell, William J. Colombo, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards, which the Board has adopted as the standards by which it will determine independence.

Board Committees and Other Matters

Our Board of Directors has three standing committees consisting of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com. During the year ended December 31, 2011, the Board of Directors held seven meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during the period.

Audit Committee

The Audit Committee is comprised of Messrs. Campbell, Sadler, and Montague, each of whom is independent as required by the NASDAQ rules as applicable to such Committee. The Audit Committee assists the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct. The Audit Committee held five meetings in 2011. The Board of Directors has made a determination that Mr. Campbell, an independent director, is an “audit committee financial expert” under the standards established by Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Campbell’s business experience is set forth above under “Election of Directors”.

Compensation Committee

The Compensation Committee is composed of Messrs. Colombo, Montague, and Sadler, each of whom is independent as required by the rules of the NASDAQ as applicable to such Committee. The Compensation Committee held four meetings in 2011. The Compensation Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company. The Compensation Committee meets in executive session to determine and approve the compensation package provided to the executive officers. The Compensation Committee is responsible for ensuring the decisions regarding compensation are in line with market conditions and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. To fulfill its responsibilities, the Compensation Committee employs a nationally recognized compensation consultant, Towers Watson, to perform market studies of compensation programs offered by a peer group of companies. The Compensation Committee works with Towers Watson and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The Compensation Committee is also responsible for the administration of the Company’s cash and equity-based incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.

Compensation Committee Interlocks and Insider Participation

During 2011, Messrs. Colombo, Montague, and Sadler served as members of the Compensation Committee. None of Mr. Colombo, Mr. Montague, or Mr. Sadler was an executive officer or employee of the Company or any of its subsidiaries during 2011 or prior thereto. In 2011, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Campbell, Colombo, and Montague, each of whom is independent as required by the NASDAQ rules as applicable to such Committee. The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. The Nominating and Corporate Governance Committee held one meeting in 2011. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held February 23, 2012. Mr. Campbell did not participate in the recommendation that he be nominated for election to the Board.

When a Board vacancy arises, the Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board, and will be able to serve the best interests of all stockholders. The Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals with a wide variety of business experience. Accordingly, the Committee seeks to identify candidates for nomination who will contribute to the diversity of business perspectives present in Board deliberations. During the nomination process, the Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience, in relation to the needs of the Company.

Stockholder Recommendations of Nominees

The Company has adopted a policy regarding stockholder recommendations to the Nominating and Corporate Governance Committee of nominees for director. A stockholder may recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees. The Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders during 2011.

Communication with the Board of Directors

The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary of the Company at its headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.

The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by David N. Campbell, William J. Colombo, Brian J. Lipke, Gerald S. Lippes, William P. Montague, Arthur A. Russ, Jr., and Robert E. Sadler, Jr. constituting the entire Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

The following table sets forth certain information regarding the Directors and executive officers of the Company as of March 19, 2012:

Name	Age	Position(s) Held
Brian J. Lipke	60	Chairman of the Board and Chief Executive Officer
Henning N. Kornbrekke	67	President and Chief Operating Officer
Kenneth W. Smith	61	Senior Vice President and Chief Financial Officer
Paul M. Murray	59	Senior Vice President of Human Resources and Organizational Development
Timothy F. Murphy	48	Secretary and Vice President of Treasury, Tax, and Risk
David N. Campbell	70	Director
William J. Colombo	56	Director
Gerald S. Lippes	72	Director
William P. Montague	65	Director
Arthur A. Russ, Jr.	69	Director
Robert E. Sadler, Jr.	66	Director

The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Henning N. Kornbrekke has served as President and Chief Operating Officer of the Company since February 2004. Mr. Kornbrekke served as Vice President of the Company and President of its Building Products Group from 2002 to 2004. Prior thereto, Mr. Kornbrekke served as the Chief Executive Officer of a division of Rexam, PLC and before that as President and General Manager of the hardware division of the Stanley Works. Mr. Kornbrekke also serves as a director of a private company.

Kenneth W. Smith has been Senior Vice President and Chief Financial Officer of the Company since joining the Company in 2008. Prior thereto, he served as Chief Financial Officer of Circor International, a global manufacturer of flow control components from 2000 through 2008, for the period from 1996 to 2000 he served as Vice President of Finance for North Safety Products, a manufacturer of personal protection equipment for employees of industrial companies, and before that as Finance Director of Digital Equipment Corporation, a manufacturer of computer hardware and software and a provider of integration services.

Paul M. Murray has been Senior Vice President of Human Resources and Organizational Development of the Company since 2004 and was Vice President of Administration from 1997 to 2004. Prior thereto, Mr. Murray held Human Resource management positions at The Sherwin Williams Company and Pratt & Lambert.

Timothy F. Murphy was appointed Secretary and Vice President of Treasury, Tax, and Risk in March 2012. Mr. Murphy served as the Company’s Vice President of Treasury Operations since January 2010, as the Company’s Director of Treasury Operations from June 2008 to January 2010 and as the Company’s Director of Financial Reporting from September 2004 to June 2008. Prior to joining the Company, Mr. Murphy served a variety of roles at KPMG from 1996 to 2004 including Audit Senior Manager.

Timothy J. Heasley resigned from his position as the Company’s Senior Vice President, Corporate Controller, and Secretary in March 2012 to pursue a career advancement opportunity. Mr. Heasley served in the position noted above since joining the Company in 2005. Prior to joining the Company, Mr. Heasley served as Chief Financial Officer for MRC Industrial Group, Inc. from 2003 to 2005, and, before that as Controller of the Engineered Products Group of SPS Technologies, Inc. Subsequent to Mr. Heasley’s departure, MRC Industrial Group, Inc. filed for bankruptcy protection in the first quarter of 2006.

COMPENSATION OF DIRECTORS

Towers Watson, a nationally recognized compensation consultant, provides survey information and advice to the Compensation Committee with respect to compensation related matters. In 2006, Towers Watson provided the Compensation Committee survey data and other publicly available information relating to non-employee director compensation for a peer group of companies. The peer group of companies used for this purpose by Towers Watson included Carpenter Technology, Simpson Manufacturing, Curtiss-Wright, Smith (A.O.), Gardner Denver, Steel Dynamics, Quanex, and Reliance Steel. The survey data summarized the median annual retainer was $30,000 per year, the median meeting fee was $1,500 for each meeting attended by a director, and an additional median annual retainer of $4,667 per year was provided to any committee chairman.

Using this information, in 2006 our Board of Directors approved a compensation program for non-employee directors consisting of an annual retainer of $24,000 per year, meeting fees of $2,000 for each meeting of the Board of Directors or committee meeting attended and an additional fee to the Chairmen of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Audit Committee of $5,000 per year, respectively, for serving as Chairman. In 2011, the Board of Directors appointed a Lead Independent Director and provided a $5,000 annual fee to the director filling that role. Other than the establishment of the Lead Independent Director position, no significant changes to the compensation provided to our directors in 2011 have been made since 2006.

In addition, in 2006 the Board of Directors, in consultation with the Compensation Committee, approved annual grants of 1,000 shares of restricted stock to non-employee directors and awards of 2,000 shares of restricted stock to new directors upon their election to the Board. Restrictions on these shares of restricted stock expire three years following the grant date. Pursuant to this approval, in May 2011, each non-employee director received awards of 1,000 shares of restricted stock.

Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their retainer, chair, and meeting fees to an account established for the director and credited with restricted stock units equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion and Analysis” below). The Company allocates additional restricted stock units to the accounts of non-employee directors who defer the receipt of retainer fees to match the amount of restricted stock units allocated to reflect deferred retainer fees of non-employee directors.

2011 Director Compensation

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total
David N. Campbell	$57,000	$13,630	$27,366	$97,996
William J. Colombo	$59,000	$13,630	$26,283	$98,913
Gerald S. Lippes	$52,000	$13,630	$27,225	$92,855
William P. Montague	$68,000	$13,630	$14,698	$96,328
Arthur A. Russ, Jr.	$52,000	$13,630	$27,090	$92,720
Robert E. Sadler, Jr.	$56,000	$13,630	$698	$70,328

(1)	Consists of annual retainer fees of $24,000; $5,000 for each of Messrs. Campbell, Montague, and Colombo, to reflect their respective positions as Chairman of the Audit Committee, Chairman of the Nominating and Corporate Governance Committee, and Chairman of the Compensation Committee; $5,000 for Mr. Montague to reflect his position as Lead Independent Director; and additional fees of $2,000 for attendance at each meeting of the Board of Directors and any committee. Messrs. Campbell, Lippes, and Russ deferred all of their fees into the MSPP. Messrs. Colombo and Montague deferred portions of their fees into the MSPP.
(2)	This column represents the grant-date fair value of restricted stock granted in 2011. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of restricted stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.
(3)	This column represents the Company match on the deferred retainer and the earnings or losses on the deferred fees in each respective director’s account under the MSPP.

Outstanding Equity Awards at Fiscal Year End

The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2011 for each director:

Name	Restricted Shares (1)	Restricted Stock Units (“RSUs”) (2)	Aggregated Number Of Stock Awards Outstanding
David N. Campbell	5,000	30,157	35,157
William J. Colombo	9,000	18,620	27,620
Gerald S. Lippes	5,000	29,019	34,019
William P. Montague	5,000	22,305	27,305
Arthur A. Russ, Jr.	5,000	27,901	32,901
Robert E. Sadler, Jr.	9,000	5,814	14,814

(1)	Restricted shares generally vest over three years. Messrs. Campbell, Lippes, Montague, and Russ hold 2,000 restricted shares and Messrs. Colombo and Sadler hold 6,000 restricted shares that will vest upon retirement from the Board.
(2)	Represents RSUs deferred in the MSPP that will be converted to cash and paid out over five years upon retirement from the Board. Includes 8,521 unvested RSUs for the benefit of Mr. Colombo that will be forfeited if his service as a member of the Company’s Board of Directors is terminated prior to age sixty (60).

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory and therefore not binding on the Company or the Board of Directors. However, the outcome of the vote will provide information to the Company and the Board of Directors regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section entitled “Compensation Discussion and Analysis”, which describes how our compensation policies and procedures implement our compensation philosophy.

We believe the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about compensation for our executive officers, which is established by the Board of Directors and designed to link pay with performance while enabling the Company to attract and retain qualified talent on the executive management team.

As set forth in the section entitled “Compensation Discussion and Analysis”, the overall objective of our executive compensation program is to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders. To meet this objective, the Compensation Committee has designed a compensation program for our executive officers that focuses on performance and long-term incentives. A significant portion of an executive officer’s overall compensation is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives. Incentive compensation generally represents approximately 45% – 50% of each executive officer’s target compensation opportunity. We believe that this emphasis on both short and long-term financial performance aligns executives’ and stockholders’ interests. The Board and the Compensation Committee believe that the executive compensation program is strongly aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the summary compensation table, and other related tables and disclosure.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion and Analysis, the Compensation Committee is of the view that the executive compensation for 2011 is reasonable and appropriate, justified by the performance of the Company in an extremely difficult and challenging environment, and the result of a carefully considered approach.

Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation Committee will carefully review the outcome of the vote. The Board of Directors will consider the outcome of the Say-on-Pay vote, as well as other communication from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

COMPENSATION DISCUSSION AND ANALYSIS

This section is intended to provide the Company’s stockholders with information about the compensation awarded to those executive officers whose names appear in the Summary Compensation Table. This section is also intended to provide insight into the considerations the Compensation Committee has used and will use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies when warranted. Our executive compensation program aims to encourage the creation of sustainable, long-term stockholder value and alignment of the interests of senior management with those of our stockholders.

In order to understand our compensation philosophy, we believe it is important to highlight certain financial achievements of the Company in 2011 which demonstrate that our compensation programs work effectively. We have also highlighted several changes to our corporate governance policies which impact our executive officers’ compensation program and emphasize our commitment to our stockholders.

2011 Business Results

Despite a challenging economic and industry environment, we achieved several significant business and financial results in 2011:

•

Increased net sales by 20% to $767 million in 2011 compared to $637 million in 2010. Two acquisitions completed during 2011 contributed to 11% of the growth in net sales. The remaining 9% rise related to the organic growth of our business.

•

Improved our operating margin to 5% for the year ended December 31, 2011 compared to -11% in the previous year. Our improved profitability was a result of leveraging higher net sales against our reduced cost structure and not recognizing any intangible asset impairment charges in 2011.

•

Maintained our days of working capital at 63 days during 2011 compared to 60 days at the end of 2010. Our investment in enterprise resource planning systems and commitment to restructuring the business allowed us to sustain our improved working capital management.

•

Reduced working capital levels and improved operating results allowed us to increase our liquidity, consisting of $54 million of cash and $116 million of availability under our revolving credit facility, to $170 million as of December 31, 2011 from $147 million at the end of 2010.

•

Generated $50 million of operating cash flows from continuing operations despite housing starts approximating 607,000 units during 2011 compared to historical averages approximating 1.5 million housing starts. Housing starts are only one economic indicator for the markets we serve, but our other markets, including residential repair and remodel, non-residential construction, and industrial, experienced similar challenges during 2011.

•

Continued to restructure our operations including consolidating an additional three facilities and reducing our number of facilities to 41 at the end of 2011. Although we have significantly decreased the number of facilities we operate over the past few years, we have not decreased our production capacity or ability to deliver our products to our customers. Our restructured operations will benefit our future operating results as we incur fewer operating expenses.

Significant Executive Compensation and Corporate Governance Actions

During 2011 and 2010, our Company took significant compensation and corporate governance actions:

•

We adopted a majority vote standard in the election of directors which contains a director resignation policy and a “carve-out” to provide for plurality voting in the event of a contested director election.

•

We appointed a Lead Independent Director who chairs all meetings of the Board in the absence of the Chairman, chairs all executive sessions of the Board’s independent members, and acts as principal liaison between the independent members of the Board and the Chairman and Chief Executive Officer of the Company.

•

We renegotiated the change in control agreements with our Chief Executive Officer and Chief Operating Officer to remove the single trigger payment provisions and implement double trigger payment provisions.

•	We have committed to not enter into any new employment or other agreements or materially amend existing employment or other agreements that provide for excise tax gross-ups.

•

We amended our Executive Stock Ownership Policy to require the Chief Executive Officer to hold shares of Company common stock having a value equal to or greater than 300% of the Chief Executive Officer’s base salary.

•	We amended our Corporate Governance Guidelines to include a Clawback Provision related to incentive based compensation for our executive officers, a change which took effect on March 9, 2012.

•	We amended our By-laws to provide stockholders with the right to call special meetings, a change which took effect on March 9, 2012.

Our Company continues to be committed to a strong pay-for-performance philosophy that meets the highest corporate governance standards:

•

In September 2009, we granted performance stock units (“PSUs”) that vested on December 31, 2011. These PSUs were earned by executive officers based on a comparison of the Company’s total shareholder return against the total shareholder return of the Company’s peer group for three distinct performance periods.

•

Due to the challenges facing the Company and the markets it serves, our Chief Executive Officer voluntarily surrendered 75% of his time-based 2010 restricted stock unit grant. At no time in the future will there be a grant of awards or cash payout to substitute for these voluntarily surrendered awards.

•

During 2009, as a result of difficult financial conditions facing the Company, the Chief Executive Officer and the Chief Operating Officer voluntary reduced their base salary by 10%. At no time in the future will additional compensation be given to substitute for the voluntary reduction of the executive officers’ salaries.

•	We do not provide excessive perquisites or other personal benefits to our executive officers.

•

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

•	Our commitment to a strong pay-for-performance philosophy was reflected in our 2011 Say-on-Pay vote which received support from 93 percent of the votes cast.

Compensation Overview

As noted above, we are committed to a strong pay-for-performance philosophy. With that in mind, we have designed our compensation program to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.

We believe it is in the best interest of our stockholders to encourage and reward the creation of sustainable, long-term stockholder value. To best encourage the practice of creating stockholder value, we developed our executive officer and senior management compensation to place a significant emphasis on pay-for-performance. We believe executive officers and senior management’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short and long-term financial performance. Significant elements of our compensation program are comprised of long-term equity awards under the Long-term Incentive Plan (“LTIP”) which meet the objectives noted above and which since 2009, has been comprised of both performance based and time based equity awards. Another significant element of our compensation program, the annual Management Incentive Compensation Plan (“MICP”) depends on the achievement of financial and strategic goals. We believe the other elements of our compensation program are competitive with the market and allow us to attract, retain, and motivate a highly qualified senior management team.

The significant elements of our compensation program for executive officers and senior management include base salary, the MICP, equity-based incentive compensation under the LTIP, retirement plans, other perquisites, and a non-qualified, equity-based deferred compensation plan (“MSPP”). Therefore, the compensation program includes a significant portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.

The following chart summarizes the percentage of targeted 2011 compensation generated from each significant element of compensation for our executive officers:

*	These elements of compensation are performance-based programs.

Performance-based compensation includes annual incentive compensation and performance-based equity awards. These elements of compensation approximated between 45% – 50% of our executive officer’s targeted compensation as shown in the chart above. Therefore, a significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above chart includes targeted compensation generated from the deferral of salary or compensation from the MICP into our non-qualified deferred compensation plan, the MSPP, which is an important part of our compensation program. Compensation deferred into the MSPP is converted to restricted stock units and is also at-risk based on the value of the Company’s common stock. Any compensation under the MSPP is performance-based and further illustrates the level of emphasis we give pay-for-performance as it relates to our executive officers’ compensation program.

The Compensation Committee considered the 2011 Say-on-Pay vote and given the high level of support for the proposal, made no substantial changes to the Company’s compensation programs.

Design of the Compensation Program

The Compensation Committee of our Board of Directors engaged Towers Watson, a nationally recognized compensation consultant, to provide survey information and assistance in the development of a compensation program for our executive officers which has a strong emphasis on performance and long-term incentives and which is competitive within our industry in terms of base salaries, annual incentives, and long-term incentives.

In 2004, the Company established a compensation program which compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives. The structure of this compensation program, which in 2009 was modified to include performance based long term equity awards, continues as the framework for compensation paid to the executive officers as reported in the Summary Compensation Table and was developed by the Compensation Committee in consultation with Towers Watson using information supplied by Towers Watson with respect to compensation practices of peer companies. The group of companies used for comparative data in establishing compensation of our executive officers was Actuant Corporation, Barnes Group, Carlisle Companies, Kennametal, NCI Building Systems, Quanex Building Products Corporation, Simpson Manufacturing, Steel Dynamics, and Worthington Industries. These peers were chosen due to their similar size, technologies, business dynamics, and industries.

Based on the peer group analysis described above, the program adopted in 2004 set the targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation at percentages of each executive officer’s base salary. Structuring our compensation so a substantial portion of each executive officer’s total compensation is based on annual incentives and equity-based long-term incentives rewards our executive officers for achieving clearly defined annual financial goals and long-term appreciation in the value of the Company’s common stock. Additionally, the link between the amount of an executive officer’s base salary and the annual and long-term equity incentive compensation reduces the need for the Compensation Committee to exercise discretion in the determination of the amount of an executive officer’s incentive compensation. This provides the executive officers a level of certainty as to the level of incentive compensation which they will be entitled to receive upon attainment of a specified level of performance.

The following table summarizes the median compensation identified during 2004 for non-equity incentive compensation and equity incentive awards along with the targeted compensation from these awards established by the Compensation Committee in 2004:

Position	Peer Companies		Gibraltar Industries, Inc.
	Median Non-Equity Incentive Compensation as a Percentage of Salary	Median Long-term Equity Compensation as a Percentage of Salary	Targeted Non-Equity Incentive Compensation as a Percentage of Salary	Long-term Equity Compensation as a Percentage of Salary
Chief Executive Officer	113%	160%	90%	180%
Chief Operating Officer	124%	119%	75%	133%
Chief Financial Officer	54%	130%	60%	75%
Senior Vice President	56%	57%	35%	35%

The Compensation Committee used an informal process in 2004 to set the targeted annual incentive compensation and long-term equity compensation levels as a percentage of salary after consulting Towers Watson and reviewing the median peer group data above. The compensation levels were considered reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.

A similar informal process was used to establish base salaries for the named executive officers for 2005. The following table summarizes the median 2004 salaries for executives with similar responsibilities as our named executives, our named executives’ 2005 salaries, and the compound annual salary increases given to each executive since 2004 to establish base salaries for 2011:

Position	Median Salary for Peer Companies	Salary Established for 2005	Compound Annual Salary Increases Since 2005
Chief Executive Officer	$566,667	$500,000	5%
Chief Operating Officer	$289,868	$395,000	7%
Chief Financial Officer	$277,500	$275,000	4%
Senior Vice President	$205,000	$133,770	5%

The Compensation Committee affirmed the 2005 executive officer base salaries based on recommendations from management and in consultation with Towers Watson with regards to review of the data summarized above. Under our internal management structure, our Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) work closely and collaborate in the development of strategy, goals, objectives, and executive tactics. Due to this structure, we believe it is appropriate for the difference between the base salary of the CEO and COO to be relatively small which explains the difference between the median COO salary and the salary established by the Company.

Management recommendations for salary increases are made annually and are based on management’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. The annual salary increases noted above are believed to be in line with market for executive officers and are commensurate with the experience and level of responsibility of the Company’s executive officers over the past six years. This information is then used by the Compensation Committee approve the base salaries of executive officers.

Final authority for the establishment of annual base salaries of our executive officers resides with the Compensation Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.

As a result of the difficult financial conditions facing the Company in March 2009, both the Chief Executive Officer and Chief Operating Officer voluntarily reduced their base salaries by 10% during the year ended December 31, 2009. In addition, the Company suspended salary increases during 2009 and 2010 for all employees, including the executive officers. The Company also suspended matching contributions to the Gibraltar 401(k) Plan during portions of 2009 and 2010 for the executive officers and all other employees of Gibraltar. Due to the continued weakness in our end markets in 2010 and the related effect on our business, the Chief Executive Officer voluntarily surrendered 75% of his 2010 restricted stock unit grant. At no time in the future will there be a grant of awards or cash payout to substitute for this voluntarily surrendered compensation.

With respect to the long-term equity-based incentive compensation described above, the rights of executive officers to payment of this award generally vest at a rate of 25% per year. This long-term equity-based incentive program was to be effective for five years. However, due to the timing of the Board’s approval of this program, no long-term equity-based incentive compensation was awarded to any executive officers in 2004 and the first annual long-term equity-based incentive award made to executive officers was granted in April 2005 with the final installment awarded in January 2009.

In connection with the pending expiration of the Board’s 2004 authorization of the long-term equity-based incentive compensation described above, in 2009 the Compensation Committee, in consultation with senior management, developed a new long-term equity-based incentive compensation program for 2009 and future years. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be more aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time. As a result, the Compensation Committee modified the terms of the LTIP to provide that a portion of an executive officer’s long-term equity-based incentive compensation is based on the achievement of performance objectives. Long-term equity-based incentive compensation based on the achievement of performance objectives would then be coupled with a reduction in long-term equity-based incentive compensation which is earned through the passage of time as shown in the table below:

Position	RSUs Awarded Annually From 2005 to 2009 as a Percentage of Base Salary	RSUs to be Awarded Annually During 2010 and Thereafter as a Percentage of Base Salary
Chief Executive Officer	180%	100%
Chief Operating Officer	133%	80%
Chief Financial Officer	75%	45%
Senior Vice President	35%	25%

In 2009, the Compensation Committee, in consultation with senior management, developed a long-term equity-based incentive program which provides executive officers the ability to earn long-term equity-based incentive compensation which was based, in part, on the passage of time and, in part, on the achievement of performance objectives. The awarded performance stock units (“PSUs”) under this program vested December 31, 2011. These PSUs were earned by executive officers based on a comparison of the Company’s total shareholder return against the total shareholder return of the Company’s peer group for three distinct performance periods. The PSUs were converted to cash based on the trailing 90-day closing price of the Company’s common stock as of December 31, 2011 and the executive officers were paid in January 2012.

The Compensation Committee believes that the long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing an incentive to executive officers to continue their employment with the Company as well as an incentive to improve total shareholder return. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time of payment.

Elements of Our Compensation Program

Our compensation program for executive officers and senior management contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plan)

•	Non-qualified Deferred Compensation Plan (MSPP)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units

•	Performance Stock Units

•	Retirement Plans

•	Change in Control Benefits

•	Perquisites and Other Benefits

•	Generally Available Benefit Programs

Base Salaries. As noted above, the Company provides executive officers with a base salary approved by the Compensation Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day to day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers. For our Chief Executive Officer, a base salary of $680,000 was established during 2008. The Chief Executive Officer voluntarily reduced his base salary by 10% during 2009 as a result of the difficult financial conditions facing the Company. His salary returned to $680,000 for 2010 and remained unchanged for 2011.

Under our internal management structure, our CEO and COO work closely and collaboratively in the development of strategy, goals, objectives, and execution tactics. We believe this fosters team unity and results in better strategic decision making. Due to this structure, we believe it is appropriate for the difference between the base salary of the CEO and the COO to be relatively small. As a result, the base salary for the COO was established at $577,500 during 2008. The Chief Operating Officer also voluntarily reduced his base salary by 10% during 2009 as a result of the difficult financial conditions facing the Company. His salary returned to $577,500 for 2010 and increased to $595,000 effective June 1, 2011. Both salaries are within industry targeted base salary ranges and were established based upon comparison to the peer companies and the individual’s performance.

We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to these officers by our peer group companies. The base salaries of the other executive officers were established using these criteria. During 2009 and 2010, the Company suspended salary increases for all employees. As a result, the annual base salaries of all executive officers remained unchanged from those established in 2008. Our executive officers, other than our CEO who as previously noted above has not received a base pay increase since 2008, received salary increases effective June 1, 2011. Therefore, the salaries shown in the summary compensation table for 2011 reflect a portion of the year at their respective 2010 salaries and another portion of the year at the salaries established in 2011.

Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Board of Directors believes will enhance stockholder value.

MICP targets in 2011 included income from continuing operations as a percent of sales, net sales growth year-over-year, and days of working capital. The targets for 100% achievement of MICP awards were 2.5% income from continuing operations as a percentage of sales (“NI”), 5.0% net sales growth from the preceding year (“NSG”), and 72 days of working capital (“DWC”). The MICP payout is adjusted for performance above or below targeted levels. The MICP for 2011 included minimum thresholds of 1.0% NI, prior year net sales, and 80 days of working capital. Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries are as follows:

Position	Targeted Annual Incentive Compensation as a Percentage of Base Salary
Chief Executive Officer	90%
Chief Operating Officer	75%
Chief Financial Officer	60%
Senior Vice President	35%

The NI and NSG targets and thresholds referred to above were established through an analysis of historic performance of the Company, analysis of its peer group, and stretch performance criteria. These targets and thresholds are reviewed on an annual basis and were amended in 2008 to add days of working capital targets to better align incentive compensation to the Company’s goals of reducing working capital and maximizing liquidity. The targets and thresholds for NI and NSG were developed based on the Company’s historical performance and market conditions in the building and construction industries, which showed that these levels of profitability and growth would provide a strong return for our stockholders. The target and threshold developed for DWC was based on management’s goal to reduce working capital and maximize cash flows from operations in an effort to reduce the level of debt outstanding and increase liquidity. The Compensation Committee believes incentivizing management to deliver improved net income and sales growth will provide stockholders with value as these metrics lead to an increased cash flow that can be used to grow our business through acquisitions or be returned to our stockholders as dividend payments. Note that the NI target is based upon a percentage of net sales so management is incentivized to maximize the Company’s profitability at any level of sales volume. The Compensation Committee also believes it is important for management to be incentivized for reducing working capital requirements which will further increase cash flow from operations that can be used as noted above. The combination of the three targets, NI, NSG, and DWC, incentivize management to maximize the return on investment for our stockholders. Based on this understanding, the Compensation Committee concluded that the metrics included in determination of the MICP payout are effectively connected to the creation of stockholder value.

Fifty percent (50%) of the 2011 MICP was based upon NI, twenty percent (20%) was based upon NSG, and thirty percent (30%) was based upon DWC. These weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. These weighting were last changed for the 2010 MICP where the NI weighting was increased from forty percent (40%) and the DWC weighting was reduced from forty percent (40%). The Compensation Committee determined that the significant attention to DWC that was incentivized for 2009 was less important to the Company as the amount of debt was reduced significantly and the Company had sufficient availability under the revolving credit facility. As a result, the Compensation Committee and senior management agreed that the executive officers should be most focused on improving the Company’s profitability. The Compensation Committee reviews and alters the weightings of the targets to ensure the Company focuses on the key metrics during different periods.

Maximum achievement for NSG is two hundred percent (200%). Neither NI nor DWC has a maximum limit because an excessive payout is not possible due to the nature of the measurement and the operating characteristics of the Company. In addition, adjustments are made to the performance levels achieved by the Company with respect to the applicable performance criteria to eliminate the effect of restructuring charges and other non-routine transactions. Due to the Company’s operating performance in 2011, MICP payments were 133.7% of the targeted level as calculated below (dollar amounts in thousands):

	NI	NSG	DWC	Total
Income from continuing operations as reported	$9,216
Exit activity costs and asset impairments, net of taxes	2,814
Acquisition related costs	2,399
Surrendered equity compensation	885

Adjusted net income	$15,314

Net sales for current year	$766,607	$766,607
Net sales for prior year		$637,454

Average net working capital (1)(2)			$144,864
Average daily sales (2)			$2,221

Actual results	2.00%	20.26%	65
MICP targets	2.50%	5.00%	72
Payout factor minimum threshold	0.50%	0.00%	80

Payout factor (3)	0.75	2.00	1.88
Weighting	50%	20%	30%

MICP payout percentage	37.4%	40.0%	56.3%	133.7%

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2010 and December 31, 2011.
(2)	These balances were adjusted to properly reflect the impact of acquisitions on the Company’s working capital.
(3)	The payout factor for NI and NSG was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. The payout factor for DWC was calculated by dividing the difference between the targeted days of working capital and actual results by the difference between the minimum threshold and targeted days of working capital and adding this factor to 1.00.

Non-Qualified Deferred Compensation. We maintain an equity incentive compensation plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Omnibus Plan”). Our Omnibus Plan is an integral component of our overall compensation structure and provides the Company a vehicle through which we make awards of equity-based compensation to our executive officers and other senior management employees. The forms of equity-based compensation which the Company has the authority to grant under the terms of our Omnibus Plan are options, shares of restricted stock, restricted stock units (“RSUs”), performance shares, performance stock units (“PSUs”), and stock appreciation rights.

One of the features of our Omnibus Plan is the Management Stock Purchase Plan (“MSPP”), a non-qualified deferred compensation arrangement. The MSPP provides our executive officers the right to defer their receipt of the annual incentive compensation payment they are entitled to receive under the MICP and up to 25% of their base salary. Our non-employee directors are also entitled to defer their receipt of their director fees under the MSPP.

If, and to the extent that an executive officer defers any portion of his MICP payment or base salary, an account is established for his benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. If, and to the extent a non-employee director defers his retainer, chair, and meeting fees, an account is established for his benefit under the MSPP and credited with RSUs equal in number of shares of the Company’s stock which could have been purchased using the amount of such fees deferred. The price used to determine the number of RSUs credited to an executive officer or non-employee directors’ account is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP.

In addition to RSUs which are credited to the accounts of executive officers that elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, before the executive officer reaches age sixty (60). The Company also credits the accounts of non-employee directors that defer their retainer fees with Matching RSUs equal in number to the RSUs allocated to the director’s account and attributable to their deferred retainer fees. The directors forfeit their Matching RSUs if they terminate Board service prior to reaching age sixty (60) for any reason other than a change in control transaction.

RSUs credited to the account of an executive officer or non-employee director to reflect amounts deferred under the MSPP are paid to the participant upon a termination of the their employment or service on the Board. In addition, if the executive officer’s employment is terminated, or a non-employee director’s Board service is terminated, after age sixty (60), the participant will be entitled to receive payment for Matching RSUs.

The amount to be paid to a participant upon termination of his employment or service on the Board is equal to the number of RSUs credited to his account (including Matching RSUs, if applicable) multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.

Payment of the amount determined above is made to the participant in five substantially equal annual installments beginning the first February following six months after the date of termination. During the period of the installment payments, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).

We believe the MSPP furthers our compensation objectives of aligning the interests of our executive officers and non-employee directors with stockholder interests by providing the executive officers and non-employee directors an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.

Long-term Equity Incentive Plan. Our Omnibus Plan (described above) provides us with a vehicle to grant our executive officers equity-based compensation. In 2004, our Board approved a plan to grant annual equity-based incentive compensation awards to our executive officers (“LTIP”) each year for a period of five years. These long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary.

The fair market value of the RSUs awarded in 2011 was determined using a 200-day rolling average price per share of the Company’s stock. Under the terms of these 2011 awards, vesting occurs at a rate of 25% per year for the Chief Executive Officer, Chief Financial Officer, Corporate Controller, and Senior Vice President of Human Resources and Organization Development and on the grant date for the Chief Operating Officer, with issuance of shares at vesting.

In addition to the RSUs granted as a part of the long-term equity incentive plan, in January 2009 the Compensation Committee determined that it was in the interest of the Company to award an additional 100,000 RSUs to the Chief Operating Officer as an incentive to continue his employment with the Company. In making this determination, the Compensation Committee consulted with Towers Watson both as to the commercial reasonableness of the award to achieve the Company’s objective of extending the Chief Operating Officer’s commitment to the Company and as to the size of the award. Accordingly, an award of 100,000 RSUs was made to the Chief Operating Officer in January 2009. Under the terms of this award, the RSUs vest at a rate of 33.3% per year.

The vesting conditions which apply to restricted stock units granted to the named executive officers under the Company’s long-term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time. In August 2007, the Company and Mr. Kornbrekke entered into an employment agreement which, among many other features, permitted Mr. Kornbrekke to retire from employment at age sixty-five. Mr. Kornbrekke reached the age of sixty-five in November 2009. Since Mr. Kornbrekke’s employment agreement with the Company permits him to retire at or after he attains age sixty-five, it was determined that the portion of his long-term incentive compensation that vests solely on the passage of time should not be conditioned on the employment of Mr. Kornbrekke beyond the date he was contractually permitted to retire. It was further determined that it would not be appropriate to reduce Mr. Kornbrekke’s compensation for the sole reason that Mr. Kornbrekke was nearing his retirement age. Thus, in the case of Mr. Kornbrekke who was the only named executive officer near his retirement age, the length of the vesting schedule has been reduced to ensure all awards vest by the time he reached the permitted retirement age as described in the employment agreement. Although the vesting schedule has been reduced for Mr. Kornbrekke, the award of restricted stock units serves the same function as the compensation provided to the other named executive officers.

During 2009, the Compensation Committee approved a new long-term equity-based incentive compensation program which provides executive officers the ability to earn long-term equity-based incentive compensation which is based, in part, on the passage of time and, in part, on a comparison of the total shareholder return achieved by the Company to the total shareholder return of a peer group of companies consisting of Actuant Corporation, Beacon Roofing Supply, BlueLinx Holdings, Builders FirstSource, Griffon Corporation, The Home Depot, Masco Corporation, NCI Building Systems, Owens Corning, Quanex Building Products Corporation, Valmont Industries, and Worthington Industries. These peer companies were chosen because they are affected by the same external factors as the Company and because differences in returns from this group of companies are expected to be driven by management actions rather than external economic factors. Total shareholder return of the Company and each company in the peer group for any annual performance period is defined in each award as a fraction, where the numerator is equal to the sum of the trailing 20-day average closing price per share of one share of common stock ending with December 31 and the aggregate amount of the dividends paid on each share during the calendar year ending December 31 and the denominator is equal to the trailing 20-day average closing price per share of one share of common stock beginning with January 1 of the calendar year.

Under the performance-based portion of the long-term equity-based incentive compensation, executive officers were granted an award of performance stock units (“PSUs”) which were designed to approximate 100-120% of the executive officer’s annual salary for achievement of a targeted performance goal. For purposes of the PSUs, the targeted performance goal was total shareholder return for the Company which is equal to the median total shareholder return of the peer group of companies described above. The award of PSUs to the executive officers were granted in September 2009.

These PSUs were earned by executive officers based on a comparison of the Company’s total shareholder return for three annual performance periods consisting of the calendar years ended December 31, 2011, 2010 and 2009 against the total shareholder return of the Company’s peer group for each performance period. During the years ended December 31, 2011, 2010 and 2009, the executive officers earned 200%, 0%, and 34% of the targeted awards, respectively. The final number of PSUs awarded to each executive officer was determined based on the Company’s total shareholder return (“TSR”) as follows for each performance period:

Company TSR Ranked Against Peer Group TSR’s	Performance Units to be Awarded
TSR is less than TSR of the 10th ranked Peer Group Company	Zero
TSR is equal to or greater than TSR of 10th ranked Peer Group Company, but less than TSR of 7th ranked Peer Group Company	Thirty Four Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 7th ranked Peer Group Company, but less than TSR of 6th ranked Peer Group Company	Sixty Six Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 6th ranked Peer Group Company, but less than TSR of 5th ranked Peer Group Company	One Hundred Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 5th ranked Peer Group Company, but less than TSR of 4th ranked Peer Group Company	One Hundred Thirty Four Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 4th ranked Peer Group Company, but less than TSR of 2nd ranked Peer Group Company	One Hundred Sixty Six Percent of Targeted Performance Unit Award
TSR is equal to or greater than TSR of 2nd ranked Peer Group Company	Two Hundred Percent of Targeted Performance Unit Award

The PSUs were converted to cash based on the trailing 90-day closing price of the Company’s common stock as of the last day of the third performance period and the executive officers were paid in January 2012. The Compensation Committee believes this compensation program more closely aligns executive officer compensation with the interest of the Company’s stockholders by emphasizing total shareholder return compared to a peer group of companies and retention of the Company’s executive management team. As a result of the grant of performance-based awards, beginning in 2010 and thereafter, the executive officers received a reduced amount of RSUs that solely vest with the passage of time as shown in the table below:

	RSUs Awarded Annually	RSUs to be Awarded Annually
	From 2005 to 2009 as a	During 2010 and Thereafter as a
Position	Percentage of Base Salary	Percentage of Base Salary
Chief Executive Officer	180%	100%
Chief Operating Officer	133%	80%
Chief Financial Officer	75%	45%
Senior Vice President	35%	25%

Due to the challenges facing the Company and the markets it serves, our Chief Executive Officer voluntarily surrendered 75% of his 2010 RSU grant on March 24, 2011. At no time in the future will there be a grant of awards or cash payout to substitute for these voluntarily surrendered awards.

Retirement Plans. All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. Effective April 18, 2009, the Company suspended its 401(k) matching contribution for all employees including the executive officers in an effort to reduce costs in response to the downturn in the economy. On September 1, 2010, the Company match was reinstated for all employees. When we review the targeted overall compensation of our executive officers, we factor in benefits to be received under the Gibraltar 401(k) Plan.

In 2004, our compensation consultant reported to our Compensation Committee that the retirement benefits provided for our Chief Executive Officer and our Chief Operating Officer were not competitive with the market. As a result, in 2004 we made a one-time award of 150,000 RSUs to our Chief Executive Officer and 45,000 RSUs to our Chief Operating Officer to make the amount of the benefits they are entitled to receive at retirement more comparable to the retirement benefits provided to these executives by similar companies. During 2011, the Compensation Committee, after consultation with Towers Watson, approved a management recommendation to provide retirement stock units to the other executive officers and key employees of the Company, approximating 15 members of the management team. As a result, a one-time award of 20,000, 15,000, and 15,000 RSUs to our Chief Financial Officer, Corporate Controller, and Senior Vice President of Human Resources and Organizational Development, respectively, was made in August 2011. These retirement-based RSUs are reflected in the Outstanding Equity Awards at Fiscal Year End Table below. Payment under the terms of these awards is made in shares of Company stock equal in number to the RSUs contained in the Award. However, no shares of Company stock will be issued to executive officers pursuant to this award if they terminate employment with the Company prior to age sixty (60).

Change in Control Benefits. Our executive officers have been a key ingredient in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to pursue potential change in control transactions that may be in the best interest of our stockholders.

Our Change in Control benefits provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon the consummation of the Change in Control transaction and termination of employment for any of our executive officers. These Change in Control benefits were renegotiated during 2011 to remove single trigger provisions and move to double trigger provisions without providing the executive officers with any additional compensation. The cash components of any change in control benefits are paid in one lump sum.

For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Benefits. We annually review the perquisites that executive management receives. The Chief Executive Officer receives a tax gross up for income attributable to vesting of restricted stock issued in 2002, in accordance with the Company’s policy in effect when the restricted stock was issued. This restricted stock award will fully vest in 2012 when the last tax gross-up payment will be provided to the Chief Executive Officer. The Company has not awarded any additional restricted stock or restricted stock units, other than retirement shares as described above, that receive a tax gross-up.

The executive officers are eligible to receive country club memberships and the Chief Executive Officer and Chief Operating Officer also receive business club memberships. Since our compensation plan provides for equity compensation to our executives which could lead to complicated tax issues, and because we believe that good financial and tax planning by experts reduces the amount of time and attention that senior management must spend on this topic, the executive officers are eligible to receive a payment for financial and tax planning. All of the executives also receive tax gross up payments for any of the following types of perquisites that they may receive: personal use of Company auto, the taxable portion of life insurance and business travel accident insurance, and the cost of executive physical examinations.

Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include the pay in lieu of time off, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan. Relocation benefits also are reimbursed but are individually negotiated when they occur.

What Comes Next

As noted above, the three-year performance based equity award granted to the Company’s executive officers became fully vested on December 31, 2011 and was paid to the participants in January 2012. The following highlights the actions the Compensation Committee took in 2011 to redesign the Company’s LTIP and other compensation programs.

The Compensation Committee engaged Towers Watson to perform a survey and assist in the review and improvement of the compensation program for our executive officers during 2011. The results of the review were used to redesign the long-term performance based equity award and substantiate the other elements of compensation which will be paid to our executive officers in 2012 and thereafter. The Compensation Committee believes this initiative ensures our compensation programs meet the needs of the Company and are in line with the market and best practices as they relate to executive compensation.

The compensation programs established for 2012 and thereafter closely resemble the executive officer compensation practices described above for 2011 compensation. We will continue to provide our executive officers with the same elements of compensation including a base salary, MICP, MSPP, LTIP, retirement plans, change in control benefits, perquisites and other benefits, and our generally available benefit programs. The LTIP will continue to provide our executive officers with time-based and performance-based awards. Our performance-based awards were slightly modified to broaden the peer group used to evaluate our performance, structure the awards to accommodate overlapping performance periods (as opposed to the previous award where the performance periods ran end-to-end), and add performance thresholds and maximum payouts. The Compensation Committee believes the modified performance-based equity award program better incentivizes our executive officers to improve profitability compared to other publicly-held companies of similar size to Gibraltar and further promotes retention of our senior management while continuing to place a strong emphasis on pay-for-performance. A description of the redesigned long-term performance based equity awards is contained in Proposal 3.

The Compensation Committee believes that the redesigned compensation program for 2012 and thereafter aligns the Company’s executive compensation with other peer companies, properly incentives management by ensuring a significant portion of their compensation is performance based, and continues to align management’s interests with the interests of our stockholders.

Employment Agreements

CEO Employment Agreement. On August 21, 2007, the Company and its Chief Executive Officer entered into an Amended and Restated Employment Agreement, which provides for the following: (1) the term of the Chief Executive Officer’s employment will be one year with automatic annual renewals on January 1 of each year unless the Chief Executive Officer is provided with notice from the Company that it is electing not to renew his employment on or before the preceding September 1; (2) the Chief Executive Officer’s annual base salary will be $650,000, as adjusted, from time to time, by the Compensation Committee (adjusted to $680,000 in 2008 which remained in effect for 2011); (3) the Chief Executive Officer will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP; (4) the Chief Executive Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; (5) upon a termination of the Chief Executive Officer’s employment by the Company, without cause, or by the Chief Executive Officer for a good reason, the Chief Executive Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of his base salary and bonuses paid during the preceding twelve months; and (6) the Chief Executive Officer’s right to receive shares of common stock of the Company pursuant to RSU awards made under the terms of the Omnibus Plan cannot be forfeited after the Chief Executive Officer’s right to receive such shares has become vested.

COO Employment Agreement. On August 21, 2007, the Company also entered into an employment agreement with the Company’s President and Chief Operating Officer, which provides for the following: (1) the term of the Chief Operating Officer’s employment will be three years with automatic annual renewals beginning on January 1, 2011 unless the Company provides the Chief Operating Officer notice that it is electing not to renew the Chief Operating Officer’s employment on or before the preceding September 1; (2) the Chief Operating Officer’s annual base salary will be $550,000, as adjusted, from time to time, by the Compensation Committee (adjusted to $595,000 in 2011); (3) the Chief Operating Officer will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP; (4) the Chief Operating Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; (5) upon a termination of the Chief Operating Officer’s employment by the Company, without cause, or by the Chief Operating Officer for a good reason, the Chief Operating Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of the Chief Operating Officer’s base salary and bonuses paid during the preceding twelve months; and (6) the Chief Operating Officer’s right to receive shares of common stock of the Company pursuant to RSU awards made under the terms of the Omnibus Plan cannot be forfeited after the Chief Operating Officer’s right to receive such shares has become vested.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to Mr. Lipke and the Company’s other executive officers, the Section 162(m) limitation resulted in a disallowed tax deduction of approximately $1,305,000 of compensation expense in 2011. Pursuant to approval by the stockholders of the MICP and PSU grant at the 2011 Annual Meeting of Stockholders, the amount of disallowed tax deductions were reduced significantly from $2,102,000 in 2010. The Compensation Committee continues to monitor this matter periodically, and in an effort to further minimize the impact of the Section 162(m) limitation, the Board of Directors has recommended the stockholders vote “FOR” Proposal 3 included in this Definitive Proxy Statement. Stockholder approval of the material terms of our annual grant of PSUs will significantly limit the impact of Section 162(m) in future periods.

Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. During 2008, the Company modified the structure of its non-qualified deferred compensation arrangements to comply with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the contents of the above Compensation Discussion and Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K filed February 24, 2012 and in this Definitive Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

William J. Colombo

William P. Montague

Robert E. Sadler, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

						Change in
			Stock Awards			Pension Value
			Restricted	Performance	Non-Equity	and Nonquali-
			Stock	Stock	Incentive	fied Deferred
			Unit	Unit	Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name	Year	Salary (1)	(2)	(3)	(4)	(5)	(6)	Total
Brian J.	2011	$680,000	$860,018	$—	$818,550	$142,683	$188,968	$2,690,219
Lipke	2010	$680,000	$1,180,165	$—	$520,200	$82,559	$108,783	$2,571,707
	2009	$618,000	$782,433	$2,514,600	$376,615	$77,240	$88,671	$4,451,559
Henning N.	2011	$587,596	$584,310	$—	$596,859	$346,565	$92,032	$2,207,362
Kornbrekke	2010	$577,500	$801,818	$—	$368,156	$208,509	$61,504	$2,017,487
	2009	$519,750	$1,679,986	$2,095,500	$266,538	$(141,593)	$68,109	$4,488,290
Kenneth W.	2011	$332,500	$343,363	$—	$271,245	$95,898	$64,958	$1,107,964
Smith	2010	$325,000	$225,620	$—	$165,750	$83,468	$70,108	$869,946
	2009	$325,000	$224,521	$1,047,750	$120,000	$79,556	$68,165	$1,864,992
Timothy J.	2011	$209,038	$183,612	$—	$99,243	$—	$74,698	$566,591
Heasley	2010	$205,000	$71,157	$—	$60,988	$—	$51,804	$388,949
	2009	$205,000	$45,872	$628,650	$44,154	$—	$49,837	$973,513
Paul M.	2011	$185,769	$175,716	$—	$88,944	$32,548	$64,973	$547,950
Murray	2010	$180,000	$62,479	$—	$53,550	$28,096	$53,220	$377,345
	2009	$180,000	$40,271	$628,650	$38,769	$(7,901)	$43,887	$923,676

(1)	Includes amounts, if any, deferred at the direction of the executive officer. The executive officers’ salaries, established in 2008, remained unchanged in 2010 and 2009 other than a voluntary surrender of 10% of salary by Messrs. Lipke and Kornbrekke. The increase in salaries shown between 2011 and 2010 were a result of increases received in June 2011 by all executive officers except Mr. Lipke. Therefore, the salaries for 2011 reflect a portion of the year at their respective 2010 salaries and a portion of the year at the salaries established in 2011.
(2)	This column represents the grant date fair value of restricted stock units granted that year. Pursuant to SEC rules, the amounts shown exclude estimated forfeitures related to service-based vesting conditions. For restricted stock units, fair value is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The Company issued retirement restricted stock units to Messrs. Smith, Heasley, and Murray of 20,000, 15,000 and 15,000, respectively, in 2011 as described in the “Compensation Discussion and Analysis” above. During 2011, Mr. Lipke surrendered 75% of the restricted stock units granted to him in 2010, or $885,124 of the compensation reported. During 2009, the Compensation Committee determined that it was in the interest of the Company to award an additional 100,000 RSUs to Mr. Kornbrekke as an incentive to continue his employment with the Company in addition to awards granted under the Long-term Equity Incentive Plan.
(3)	This column represents the grant date fair value of performance stock units granted in that year for performance over the three annual performance periods ended December 31, 2011. Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray received 180,000, 150,000, 75,000, 45,000, and 45,000 performance stock units, respectively, with an estimated grant date fair value of $13.97 per unit. Pursuant to SEC rules, 2009 compensation was measured using all three performance periods due to the awards being granted in September 2009. The amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions. For performance stock units, grant date fair value was estimated using an equity basket model using a forward Monte Carlo simulation. Performance stock units were granted to the executive officers in 2009 as a part of the long-term equity incentive compensation plan as discussed above.

The actual number of units earned under the 2009 award of performance stock units were significantly lower than target when they were earned and vested on December 31, 2011. As a result, the actual compensation paid under these performance stock units was significantly lower compared to the grant date fair value. Since the awards were earned over three years, the award provided the executive officers with incentive to continue their employment with the Company as well as an incentive to improve total shareholder return and the stock price of the Company’s outstanding shares.

The following table provides a summary of the compensation earned using the actual number of performance stock units earned during the three performance periods ended December 31, 2011 and the associated trailing 90-day closing price of the Company’s common stock:

Name	Targeted Performance Stock Units to be Awarded Annually	Actual Performance Stock Units Awarded During the Performance Period Ended December 31,			Trailing 90-Day Closing Price of the Company’s Common Stock at December 31, 2011	Value of Performance Stock Unites at December 31, 2011
		2009	2010	2011
Brian J. Lipke	60,000	20,400	—	120,000	$12.07	$1,694,628
Henning N. Kornbrekke	50,000	17,000	—	100,000	$12.07	$1,412,190
Kenneth W. Smith	25,000	8,500	—	50,000	$12.07	$706,095
Timothy J. Heasley	15,000	5,100	—	30,000	$12.07	$423,657
Paul M. Murray	15,000	5,100	—	30,000	$12.07	$423,657

Beginning in 2010 and continuing thereafter, the executive officers received a reduced number of restricted stock units that vest upon the passage of time to counterbalance the creation of the performance stock unit award program. The reduction of awards that vest upon the passage of time in favor of performance stock unit awards along with the Company’s non-equity Management Incentive Compensation Plan which is also performance driven, places a substantial portion of the executive officers’ compensation at risk which further aligns management’s interests with stockholders’ interests.

(4)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years. Messrs. Kornbrekke, Smith, and Murray deferred a portion of their earnings from this plan into the Management Stock Purchase Plan (MSPP) for all years they received compensation under this plan.
(5)	This column represents the change in value of accrued pension and healthcare benefits for Messrs. Lipke and Kornbrekke, which are included in the Pension Benefits Table and the Company contributions to, and earnings or (losses) from, the nonqualified deferred compensation plans for each of the named executives, which is included in the Nonqualified Deferred Compensation Table.
(6)	This column represents the following compensation:

	Brian J. Lipke	Henning N. Kornbrekke	Kenneth W. Smith	Timothy J. Heasley	Paul M. Murray
2011 Other Compensation:
Tax gross-up for 2002 restricted stock award	$104,088	$—	$—	$—	$—
Pay in lieu of time off	26,154	22,212	3,750	7,885	6,923
Club dues	16,681	14,616	—	5,054	4,410
Financial and tax planning	11,759	14,259	7,838	8,392	10,892
401(k) match	9,800	9,800	7,241	9,800	8,779
Healthcare benefits	3,412	10,000	4,744	17,818	14,902
Personal use of Company autos	2,661	3,107	15,779	8,526	4,569
Incidental moving expenses	—	—	10,020	—	—
Tax gross-ups	7,821	13,614	11,788	15,093	12,610
Other	6,592	4,424	3,798	2,130	1,888

Total	$188,968	$92,032	$64,958	$74,698	$64,973

2010 Other Compensation:
Tax gross-up for 2002 restricted stock award	$57,330	$—	$—	$—	$—
Club dues	18,071	10,266	—	5,729	5,118
Financial and tax planning	11,329	11,329	8,333	8,333	8,333
Pay in lieu of time off	3,923	—	12,500	7,885	5,538
Personal use of Company autos	3,386	3,561	13,145	5,867	4,438
Healthcare benefits	—	9,762	4,989	2,890	6,590
Incidental moving expenses	—	—	9,810	—	—
Tax gross-ups	5,726	11,971	13,008	9,613	10,813
Other	9,018	14,615	8,323	11,487	12,390

Total	$108,783	$61,504	$70,108	$51,804	$53,220

	Brian J. Lipke	Henning N. Kornbrekke	Kenneth W. Smith	Timothy J. Heasley	Paul M. Murray
2009 Other Compensation:
Tax gross-up for 2002 restricted stock award	$36,288	$—	$—	$—	$—
Club dues	14,646	12,068	—	4,306	4,784
Financial and tax planning	12,500	12,500	8,333	8,333	8,333
401(k) match	6,671	6,985	6,277	3,029	4,000
Personal use of Company autos	5,240	3,545	14,058	7,727	4,787
Pay in lieu of time off	3,923	8,883	11,000	6,308	6,923
Healthcare benefits	—	3,325	3,782	5,342	2,567
Incidental moving expenses	—	—	8,164	—	—
Tax gross-ups	4,164	7,035	11,531	8,789	6,167
Other	5,239	13,768	5,020	6,003	6,326

Total	$88,671	$68,109	$68,165	$49,837	$43,887

Other payments noted above included matching contributions for 401(k) accounts, life insurance premiums and travel accident insurance, none of which exceeded $25,000 or 10% of the amount of total perquisites.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base
		Under Non-Equity			Under Equity			Of Shares	Securities	Price of
	Grant	Incentive Plan Awards (1)			Incentive Plan Awards (2)			Of Stock	Underlying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Or Units	Options	Awards
Brian J. Lipke	Jan. 3, 2011 (3)	$—	$612,000	N/A	$—	$2,514,600	N/A	61,650	—	$—
Henning N. Kornbrekke	Jan. 3, 2011 (3) Feb. 25, 2011 (4)	$—	$446,250	N/A	$—	$2,095,500	N/A	41,886 60,609	—	$—
Kenneth W. Smith	Jan. 3, 2011 (3)	$—	$202,800	N/A	$—	$1,047,750	N/A	13,259	—	$—
	Feb. 25,2011 (4)							15,593
	Aug. 8, 2011 (5)							20,000
Timothy J. Heasley	Jan. 3, 2011 (3)	$—	$74,200	N/A	$—	$628,650	N/A	4,646	—	$—
	Aug. 8, 2011 (5)							15,000
Paul M. Murray	Jan. 3, 2011 (3)	$—	$66,500	N/A	$—	$628,650	N/A	4,080	—	$—
	Feb. 25, 2011 (4)							5,038
	Aug. 8, 2011 (5)							15,000

(1)	Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan for performance in 2011. There is no maximum amount of payment under this plan although the Compensation Committee and Board of Directors have the authority to use discretion and change the amount of the award if compensation under the plan results in unintended consequences.
(2)	Estimated future payouts represent the targeted amount payable under the long-term equity compensation plan due to the award of performance stock units on September 14, 2009. Messrs. Lipke, Kornbrekke, Smith, Heasley, and Murray received 180,000, 150,000, 75,000, 45,000, and 45,000 performance stock units (“PSUs”), respectively, with an estimated grant date fair value of $13.97 per unit. The grant date fair value was estimated using an equity basket model using a forward Monte Carlo simulation. The number of units that actually formed the basis of the final award was based upon a comparison of the total shareholder return generated by the Company during three performance periods consisting of the years ended December 31, 2009, 2010, and 2011 and the total shareholder return of the peer group defined in the Compensation Discussion and Analysis. The final award was settled in cash based upon the 90-day rolling average of the Company’s stock price as of December 31, 2011. There was no maximum amount of payment under this plan, other than limiting the number of PSUs earned to 200% of the targeted awards granted. However, the Compensation Committee is authorized to change the amount of the award if compensation under the plan results in unintended consequences. Refer to footnote 3 of the Summary Compensation Table for the actual number of units earned under the PSU award.
(3)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(4)	Consists of restricted stock units issued under the Management Stock Purchase Plan and salary deferrals. Of the restricted stock units issued in 2011, 34,634, 7,797, and 2,519 units issued to Messrs. Kornbrekke, Smith, and Murray, respectively, represent units purchased through deferral of bonus and 25,975, 7,796, and 2,519 units issued to Messrs. Kornbrekke, Smith, and Murray, respectively, represent the Company’s match. These restricted stock units convert to a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is terminated prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out over five years.
(5)	Consists of restricted stock units issued to the executive officers to provide them with retirement benefits (“Retirement RSUs”). The Retirement RSUs vest when the recipient retires from the Company after the latest to occur of (i) the date the recipient turns sixty (60); (ii) the end of the five year period beginning on the date the recipient is hired by the Company; and (iii) August 8, 2012. Refer to the “Retirement Plans” section of the Compensation discussion and Analysis above for more information about Retirement RSUs.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
			Equity					Incentive	Market or
			Incentive					Plan Awards:	Payout
			Plan Awards:				Market	Number of	Value of
	Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that	Rights that	Other Rights
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	Have not	that Have
Name	Exercisable	Unexercisable	Options	Price	Date	Vested (1)	Vested	Vested (2)	Not Vested
Brian J. Lipke	—	—	—	$—	—	263,355	$3,676,436	180,000	$1,694,628
Henning N. Kornbrekke	—	—	—	$—	—	78,333	$1,093,529	150,000	$1,412,190
Kenneth W. Smith	—	—	—	$—	—	55,500	$774,780	75,000	$706,095
Timothy J. Heasley	—	—	—	$—	—	25,519	$356,245	45,000	$423,657
Paul M. Murray	536	—	—	$21.75	4/6/2015	24,215	$338,041	45,000	$423,657

(1)	Restricted shares and stock units vest as follows: Mr. Lipke — 6,000 shares vested on May 21, 2012, 150,000 units that vest upon retirement from the Company, 12,801 units that vest on January 2, 2012, 32,904 units vesting at a rate of 50% a year beginning January 5, 2012, and 61,650 units vesting at a rate of 25% a year beginning January 3, 2012; Mr. Kornbrekke — 45,000 units that vest upon retirement from the Company and 33,333 units that vest on January 5, 2012; Mr. Smith — 3,977 units that vest on June 8, 2012, 8,191 units vesting at a rate of 50% a year beginning January 5, 2012, 10,073 units vesting at a rate of 33.3% a year beginning January 4, 2012, 13,259 units vesting at a rate of 25% a year beginning January 3, 2012, and 20,000 units that vest on March 18, 2013 and upon his retirement from the Company; Mr. Heasley — 766 units that vest on January 2, 2012, 1,930 units vesting at a rate of 50% a year beginning on January 5, 2012, 3,177 units vesting at a rate of 33.3% a year beginning on January 4, 2012, 4,646 units vesting at a rate of 25% a year beginning January 3, 2012, and 15,000 units that vest on February 13, 2014 and upon his retirement from the Company; and Mr. Murray — 651 units that vest on January 2, 2012, 1,694 units vesting at a rate of 50% a year beginning January 5, 2012, 2,790 units vesting at a rate of 33.3% a year beginning on January 4, 2012, 4,080 units vesting at a rate of 25% a year beginning January 3, 2012, and 15,000 units that vest on August 8, 2012 and upon his retirement from the Company.
(2)	Represents the performance stock units granted on September 14, 2009 and paid in January 2012. The performance stock units vested on December 31, 2011. The number of units that formed the basis of the final award was based upon a comparison of the total shareholder return generated by the Company during three performance periods consisting of the years ended December 31, 2009, 2010, and 2011 and the total shareholder return of the peer group defined in the Compensation Discussion and Analysis. The targeted award was achieved upon the Company generating a total stockholder return equal to the median total shareholder return of the peer group during each performance period. The final award was settled in cash based upon the 90-day rolling average of the Company’s stock price as of December 31, 2011. Refer to footnote 3 of the Summary Compensation Table for the actual number of units earned and calculation of the payment disclosed above.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting (1)	on Vesting
Brian J. Lipke	—	$—	62,746	$821,452
Henning N. Kornbrekke	—	$—	75,220	$1,030,319
Kenneth W. Smith	—	$—	11,428	$143,418
Timothy J. Heasley	—	$—	3,384	$44,502
Paul M. Murray	—	$—	2,932	$38,564

(1)	Reflects vesting of 6,000 restricted shares for Mr. Lipke and vesting of 52,746 restricted stock units for Mr. Lipke of which 20,418 were returned to the Company to satisfy statutory minimum income tax withholdings; 75,220 restricted stock units for Mr. Kornbrekke of which 25,907 were returned to the Company to satisfy statutory minimum income tax withholdings; 11,428 restricted stock units for Mr. Smith of which 3,929 were returned to the Company to satisfy statutory minimum income tax withholdings; 3,384 restricted stock units for Mr. Heasley of which 1,264 were returned to the Company to satisfy statutory minimum income tax withholdings; and 2,932 restricted stock units for Mr. Murray of which 1,095 were returned to the Company to satisfy statutory minimum income tax withholdings.

Pension Benefits

		Number of Years	Present Value of		Payments During
Name	Plan Name	Credited Service	Accumulated Benefit		Last Fiscal Year
Brian J. Lipke	Salary Continuation Agreement	19	$810,430	(1)	$—
	Medical Insurance Continuation	N/A	$203,320	(2)	$—
Henning N. Kornbrekke	Medical Insurance Continuation	N/A	$205,921	(2)	$—
Kenneth W. Smith	—	—	$—		$—
Timothy J. Heasley	—	—	$—		$—
Paul M. Murray	—	—	$—		$—

(1)	Reflects the present value of benefits payable under the terms of the Salary Continuation Agreement between the Company and Mr. Lipke dated March 1, 1996. This Agreement provides for payment of $100,000 per year for a period of ten years upon Mr. Lipke’s retirement at or after age sixty (60). Payments are to be made in equal monthly installments. In the event of the death of Mr. Lipke prior to his retirement, payments are to be made to Mr. Lipke’s spouse.
(2)	Reflects the present value of benefits payable under the employment agreements between the Company and Messrs. Lipke and Kornbrekke dated August 21, 2007. These agreements provide for payment of the employer contribution portion of medical insurance benefits provided to other employees to Messrs. Lipke and Kornbrekke and their spouses throughout their lifetimes.

Nonqualified Deferred Compensation

					Aggregate
	Executive Contributions in		Registrant Contributions in		Earnings (Losses) in		Aggregate Withdrawals/	Aggregate Balance at
Name	Last FY		Last FY (3)		Last FY (3)		Distributions	Last FYE
Brian J. Lipke	$—		$—		$1	(1)	$—	$16,001
Henning N. Kornbrekke	$—		$—		$(339	)(1)	$—	$24,610
	$368,156	(2)	$276,117	(2)	$47,624		$—	$2,172,400
Kenneth W. Smith	$82,875	(2)	$82,875	(2)	$13,023		$—	$630,550
Timothy J. Heasley	$—		$—		$—		$—	$—
Paul M. Murray	$—		$—		$1,168	(1)	$—	$29,233
	$26,775	(2)	$26,775	(2)	$4,605		$—	$240,639	(4)

(1)	Represents the associated earnings on the balance of each participating executive officer’s account under the Gibraltar 401(k) Restoration Plan during 2011.
(2)	Represents the amount deferred of the annual incentive compensation award earned under the Management Incentive Plan Compensation during 2010 along with the match from the Company that was made during 2011.
(3)	Amounts reported are included as compensation in the Summary Compensation Table above.
(4)	Amount includes $115,854 for Mr. Murray that will vest on his sixtieth (60th) birthday if he continues his employment through such date.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Our Chief Executive Officer and Chief Operating Officer employment agreements provide that they will receive a lump sum severance payment equal to 2.5 times the sum of their respective base salary and all bonuses they received in the twelve (12) months preceding their termination under certain circumstances. Our Chief Executive Officer also has a salary continuation agreement with the Company which provides for payment to the Chief Executive Officer of $100,000 per year for a period of ten years upon his retirement at or after age sixty (60). This salary continuation agreement was made in 1996. The employment agreements for our Chief Executive Officer and Chief Operating Officer also provide for lifetime medical insurance benefits for them and their spouses.

The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion and Analysis above) provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause or by the Chief Executive Officer or Chief Operating Officer for “good reason”. Similarly, the RSUs awarded to the executive officers to make their retirement benefits more competitive (see Compensation Discussion and Analysis above) provide that their RSUs will be paid in shares of the Company’s stock if their employment is terminated by the Company without cause. In each case, a termination without cause will be considered to have occurred if the executive officer is terminated for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.

The awards of performance stock units (“PSUs”) which the Company has made to its executive officers under the Long-term Equity Incentive Plan (see Compensation Discussion and Analysis above) provide that if employment of an executive officer is terminated after the executive officer has attained age 62 and completed at least seven years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.

The Company has also entered into change in control agreements (the “Change in Control Agreements”) with the Chairman and Chief Executive Officer and the President and Chief Operating Officer. The Change in Control Agreements were renegotiated during 2011 to remove single trigger payment provisions and implement double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment, the Chairman and Chief Executive Office is entitled to receive a lump sum severance payment equal to 350% of his annual cash compensation and the President and Chief Operating Officer is entitled to receive a lump sum severance payment equal to 300% of his annual cash compensation.

Effective February 20, 2009, the Company entered into Change in Control Agreements with the Senior Vice President and Chief Financial Officer; Senior Vice President, Corporate Controller, and Secretary; and Senior Vice President of Human Resources and Organizational Development. These Change in Control Agreements provide for a cash payment upon the consummation of a change in control transaction and termination of employment for these executive officers. The Senior Vice President and Chief Financial Officer is entitled to receive a lump sum severance payment equal to 200% of his annual cash compensation and the Senior Vice President, Corporate Controller, and Secretary and Senior Vice President of Human Resources and Organizational Development are entitled to receive lump sum severance payments equal to 100% of their annual cash compensation.

The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company. The Company would reimburse the excise tax payments made by the executive regarding compensation received as a result of the Change in Control Agreements, including taxes the executive would incur on the reimbursement itself.

In all Change in Control Agreements, a change in control will be deemed to occur if: (i) any person or group, other than members of the Lipke family, acquires 35% or more of the common stock of our Company without approval of the Board of Directors; (ii) there is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; (iii) we enter into certain merger or consolidation transactions; or (iv) we enter into a contract in which we agree to merge or consolidate, and the executive’s employment is terminated without cause or the executive resigns for good reason.

The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2011, on which date, the closing price per share of the Company’s stock was $13.96. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2011 and that, at the time of such retirement, he satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program.

Payments upon Termination of Employment

Brian J. Lipke

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$203,320	$3,203,820	$203,320	$3,203,820	$203,320	$1,070,029	$817,422
Salary Continuation Agreement (2)	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Outstanding Shares of Restricted Stock (3)	$—	$—	$83,760	$—	$—	$83,760	$83,760
Long-term Incentive Plan (4)	$3,788,628	$5,287,304	$3,788,628	$5,287,304	$3,788,628	$5,287,304	$5,287,304
Non-equity Incentive Compensation (5)	$—	$—	$818,550	$—	$—	$818,550	$818,550
401(k) Restoration Plan (6)	$16,001	$16,001	$16,001	$16,001	$16,001	$16,001	$16,001
Tax Gross Up Payment (7)	$1,396,000	$1,396,000	$1,455,297	$1,396,000	$1,396,000	$1,455,297	$1,455,297
Total	$6,403,949	$10,903,125	$7,365,556	$10,903,125	$6,403,949	$9,730,941	$9,478,334

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one-time payment of $3,000,500 that would be made upon Mr. Lipke’s termination for those reasons and the present value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one-time payment that would be made in the event of his death plus the present value of health insurance premiums for his spouse. The amount shown under the disability column represents the current value of the annual payment and present value of annual health insurance benefits provided for by Mr. Lipke’s employment agreement. The disability payment of $614,102, calculated as defined in his employment agreement, is payable annually for the remainder of Mr. Lipke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company. Annual payment of health insurance premiums would continue for Mr. Lipke and his spouse if he voluntarily terminates for good reason, retires, was terminated without cause, or becomes disabled.
(2)	The amounts shown in this row are payable in ten equal annual installments of $100,000. This benefit vested in 2010 as Mr. Lipke reached age sixty (60).
(3)	The amounts shown in this row represent the market value of restricted shares that would vest upon occurrence of the events in each column as of December 31, 2011.
(4)	The amounts shown in this row represent the market value of restricted stock units and performance stock units that vested or would vest upon the occurrence of the events in each column as of December 31, 2011. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.
(5)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2011 which was paid to Mr. Lipke on February 24, 2012.
(6)	The amounts represent the balance of Mr. Lipke’s 401(k) Restoration Plan account as of December 31, 2011, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of five to ten years, except in the event of Mr. Lipke’s death, in which case the amount would be paid immediately.
(7)	The amounts in this row represent the tax gross up payable with respect to outstanding restricted stock awards and retirement based restricted stock units.

Henning N. Kornbrekke

		Voluntary		Termination
	Voluntary	Termination for		Without	Termination
Source of Payment	Termination	Good Reason	Retirement	Cause	for Cause	Death	Disability
Employment Agreement (1)	$205,921	$2,613,811	$205,921	$2,613,811	$205,921	$1,213,981	$666,498
Management Stock Purchase Plan (2)	$2,172,400	$2,172,400	$2,172,400	$2,172,400	$2,172,400	$2,172,400	$2,172,400
Long-term Incentive Plan (3)	$2,040,390	$2,505,719	$2,040,390	$2,505,719	$2,040,390	$2,505,719	$2,505,719
Non-equity Incentive Compensation (4)	$—	$—	$1,044,503	$—	$—	$1,044,503	$1,044,503
401(k) Restoration Plan (5)	$24,610	$24,610	$24,610	$24,610	$24,610	$24,610	$24,610
Tax Gross Up Payment (6)	$418,800	$418,800	$418,800	$418,800	$418,800	$418,800	$418,800
Total	$4,862,121	$7,735,340	$5,906,624	$7,735,340	$4,862,121	$7,380,013	$6,832,531

(1)	The amount shown under the voluntary termination for good reason and the termination without cause columns represent the sum of the one-time payment of $2,407,890 that would be made upon Mr. Kornbrekke’s termination for those reasons and the present value of the annual health insurance premiums that are provided for by his employment agreement. The amount shown under the death column represents the one-time payment that would be made in the event of his death plus the present value of health insurance premiums for his spouse. The amount shown under the disability column represents the current value of the annual payment and present value of annual health insurance benefits provided for by Mr. Kornbrekke’s employment agreement. The disability payment of $460,577, calculated as defined in his employment agreement, is payable annually for the remainder of Mr. Kornbrekke’s life, and is reduced by amounts he would receive from the federal and state governments and insurance, pension or profit sharing plans maintained by the Company. Annual payment of health insurance premiums would continue for Mr. Kornbrekke and spouse if he voluntarily terminates for good reason, retires, was terminated without cause, or becomes disabled.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Kornbrekke is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.
(3)	The amounts shown in this row represent the market value of restricted stock units and performance stock units that vested or would vest upon the occurrence of the events in each column as of December 31, 2011. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.
(4)	The amount shown in this row represents the amount earned under the Management Incentive Compensation Program for 2011 which was deferred into the Management Stock Purchase Plan by Mr. Kornbrekke on February 24, 2012 and therefore includes the vested Company match as Mr. Kornbrekke is over sixty (60).
(5)	The amounts represent the balance of Mr. Kornbrekke’s 401(k) Restoration Plan account as of December 31, 2011, which may be paid six months after the event in either a lump sum as the balance is below $25,000, or in annual installments over a period of five to ten years, except in the event of Mr. Kornbrekke’s death, in which case the amount would be paid immediately.
(6)	The amounts in this row represent the tax gross up payable with respect to outstanding retirement based restricted stock units.

Kenneth W. Smith

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$26,000
Management Stock Purchase Plan (2)	$630,550	$630,550	$630,550	$630,550	$630,550	$630,550
Long-term Incentive Plan (3)	$706,095	$985,295	$1,201,676	$706,095	$1,480,876	$1,480,876
Non-equity Incentive Compensation (4)	$—	$406,868	$406,868	$—	$406,868	$406,868
Total	$1,336,645	$2,022,713	$2,239,094	$1,336,645	$2,518,294	$2,544,294

(1)	The amount shown under the disability column represents the payment Mr. Smith would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Smith qualifies for four weeks of salary continuation under this plan.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Smith is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.
(3)	The amounts shown in this row represent the market value of restricted stock units and performance stock units that vested or would vest upon the occurrence of the events in each column as of December 31, 2011. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2011 which was deferred into the Management Stock Purchase Plan by Mr. Smith on February 24, 2012 and therefore includes the vested Company match as Mr. Smith is over sixty (60). It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.

Timothy J. Heasley

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$32,615
Long-term Incentive Plan (2)	$423,657	$633,057	$570,502	$423,657	$570,502	$570,502
Non-equity Incentive Compensation (3)	$—	$99,243	$99,243	$—	$99,243	$99,243
Total	$423,657	$732,300	$669,745	$423,657	$669,745	$702,360

(1)	The amount shown under the disability column represents the payment Mr. Heasley would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Heasley qualifies for eight weeks of salary continuation under this plan.
(2)	The amounts shown in this row represent the market value of restricted stock units and performance stock units that vested or would vest upon the occurrence of the events in each column as of December 31, 2011. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.
(3)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2010 which was paid to Mr. Heasley on February 24, 2012. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.

Paul M. Murray

	Voluntary		Termination	Termination
Source of Payment	Termination	Retirement	Without Cause	for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$58,462
Management Stock Purchase Plan (2)	$124,785	$240,639	$124,785	$124,785	$124,785	$124,785
Long-term Incentive Plan (3)	$423,657	$633,057	$552,298	$423,657	$552,298	$552,298
Non-equity Incentive Compensation (4)	$—	$155,652	$88,944	$—	$88,944	$88,944
401(k) Restoration Plan (5)	$29,233	$29,233	$29,233	$29,233	$29,233	$29,233
Total	$577,675	$1,058,581	$795,260	$577,675	$795,260	$853,722

(1)	The amount shown under the disability column represents the payment Mr. Murray would receive under the Corporate Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices and provides a supplemental salary continuation based upon years of service. Mr. Murray qualifies for sixteen weeks of salary continuation under this plan.
(2)	The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in five annual installments, with interest compounding at the average of quarterly ten year treasury rates plus two percent (2%). Mr. Murray is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Mr. Murray is sixty (60) years of age.
(3)	The amounts shown in this row represent the market value of restricted stock units and performance stock units that vested or would vest upon the occurrence of the events in each column as of December 31, 2011. The actual payment occurs six months after the event occurs, except for death, in which case payment is immediate.
(4)	The amounts shown in this row represent the amount earned under the Management Incentive Compensation Program for 2011 which was deferred into the Management Stock Purchase Plan by Mr. Murray on February 24, 2012 and therefore the amount in the retirement column includes the Company match as we assume Mr. Murray is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Program to participants on a prorated basis when their employment is terminated without cause.
(5)	The amounts represent the balance of Mr. Murray’s 401(k) Restoration Plan account as of December 31, 2011, which may be paid six months after the event in annual installments over a period of five to ten years, except in the event of Mr. Murray’s death, in which case the amount would be paid immediately.

Payments upon Change in Control

The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2011, on which date, the closing price per share of the Company’s stock was $13.96.

Brian J. Lipke

	Value of				401(k)
	Outstanding	Value of	Value of	Value of	Restoration	Non-equity	Tax
Lump Sum	Restricted	Retirement	LTIP	LTIP	Plan	Incentive	Gross Up
Cash Payment	Stock	RSUs	RSUs(1)	PSUs(2)	Payment	Compensation	Payment (3)	Total
$ 5,244,925	$83,760	$2,094,000	$1,498,676	$1,694,628	$16,001	$818,550	$1,603,543	$13,054,083

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2011, 2010, and 2009.
(3)	Represents a tax gross up payment of $1,538,264 related to Mr. Lipke’s Retirement RSUs and a tax gross up payment of $65,279 related to restricted stock.

Henning N. Kornbrekke

401(k)
	Value of	Value of	Value of	Value of	Restoration	Non-equity	Tax
Lump Sum	Retirement	MSPP	LTIP	LTIP	Plan	Incentive	Gross Up
Cash Payment	RSUs	RSUs	RSUs (1)	PSUs (2)	Payment	Compensation	Payment (3)	Total
$ 3,575,577	$628,200	$2,172,400	$465,329	$1,412,190	$24,610	$1,044,503	$461,479	$9,784,288

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2011, 2010, and 2009.
(3)	Represents a tax gross up payment related to Mr. Kornbrekke’s Retirement RSUs.

Kenneth W. Smith

	Value of	Value of	Value of	Value of	Non-equity	Tax
Lump Sum	Retirement	MSPP	LTIP	LTIP	Incentive	Gross Up
Cash Payment	RSUs	RSUs	RSUs (1)	PSUs (2)	Compensation	Payment (3)	Total
$ 1,218,490	$279,200	$630,550	$495,580	$706,095	$406,868	$499,230	$4,236,013

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2011, 2010 and 2009.
(3)	Represents a tax gross up payment related to the gross up of the excise tax due on the change in control payments.

Timothy J. Heasley

	Value of	Value of	Value of	Non-equity	Tax
Lump Sum	Retirement	LTIP	LTIP	Incentive	Gross Up
Cash Payment	RSUs	RSUs (1)	PSUs (2)	Compensation	Payment	Total
$ 311,243	$209,400	$146,845	$423,657	$99,243	$—	$1,190,388

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2011, 2010 and 2009.

Paul M. Murray

401(k)
	Value of	Value of	Value of	Value of	Value of	Restoration	Non-equity	Tax
Lump Sum	Outstanding	Retirement	MSPP	LTIP	LTIP	Plan	Incentive	Gross Up
Cash Payment	Options	RSUs	RSUs	RSUs (1)	PSUs (2)	Payment	Compensation	Payment	Total
$ 278,944	$—	$209,400	$240,639	$128,641	$423,657	$29,233	$155,652	$—	$1,466,166

(1)	Represents the value of LTIP RSUs currently issued.
(2)	Represents the value of LTIP PSUs that were earned in the performance periods ended December 31, 2011, 2010, and 2009.

PROPOSAL NUMBER 3

APPROVAL OF THE MATERIAL TERMS OF THE

ANNUAL PERFORMANCE STOCK UNIT GRANT

Proposal

We seek stockholder approval of material terms of the Company’s annual grant of performance-based equity awards of Performance Stock Units (“PSUs”) under the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan so that compensation payable under the performance-based equity award may qualify as “performance-based compensation” under Section 162(m).

Section 162(m) limits the deduction that a publicly-held corporation may claim for compensation paid to its Chief Executive Officer and certain other executive officers (“Covered Employees”). Section 162(m) generally provides that amounts paid to a Covered Employee in excess of $1 million are not deductible.

The deduction limitation of Section 162(m) does not apply to “performance-based compensation.” Compensation can qualify as “performance-based” under Section 162(m) only if a number of requirements are satisfied. One requirement of Section 162(m) is that the Company’s stockholders must approve the material terms of the performance criteria pursuant to which the compensation is payable. For this purpose, the material terms of the performance criteria must include (1) the employees eligible to receive performance-based compensation, (2) the business criteria on which the performance targets may be based, and (3) the maximum amount that any employee may receive for achieving the performance goals. Section 162(m) also requires that the material terms of the performance criteria be submitted to stockholders on a recurring basis.

PSU awards are intended to provide compensation that qualifies as performance-based compensation under Section 162(m). Stockholders are being asked to approve the material terms of annual PSU grants in accordance with the regulations so compensation under PSU awards can qualify as deductible performance-based compensation not subject to the limitation of Section 162(m).

Purpose

The objectives of PSU awards are to provide meaningful financial incentives to executive officers and other key employees of the Company and its subsidiaries consistent with interests of the Company’s stockholders. The Compensation Committee seeks to accomplish this objective by providing executive officers and key employees of the Company with PSUs that may be converted into cash if the Company achieves certain targeted levels of performance compared to a group of peer companies. The Company believes PSU awards align management compensation with stockholder value.

Description of the Performance Stock Unit Grant

PSUs are earned by executive officers based on a comparison of the Company’s total shareholder return (“TSR”) for the annual performance period beginning January 1 and ending December 31 against the TSR of the Standard & Poor’s 600 Small Cap index (the “Index”) for the same performance period. Payment of the performance units awarded is to be made in January following a three year vesting period ending December 31 and will be set equal to an amount determined from the number of units earned for the performance period, multiplied by the average closing price of the Company’s common stock during the period beginning October 1 and ending December 31.

If the Company’s TSR for a performance period is less than two percent (2%), the number of performance units earned for the performance period will be zero. If the Company’s TSR for a performance period is two percent (2%) or greater, the Company’s TSR will be compared to the TSR of the Index for the same period. If the Company’s TSR is equal to the TSR of the Index, the executive officers will earn performance units equal to the targeted award. If the Company’s TSR for the applicable performance period is less than the TSR of the Index, the number of performance units earned by executive officers will be less than the targeted number of performance share units with the possibility of not earning any performance units. Conversely, if the Company’s TSR for a performance period exceeds the TSR of the Index, the number of performance units earned by the executive officers will be increased up to a maximum of two hundred percent (200%) of the targeted performance unit award.

The Compensation Committee believes that the long-term equity based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing incentives to executive officers to continue their employment with the Company and improve total shareholder return. Furthermore, executive officers are provided an incentive to increase the value of the Company’s common stock over the long term because final payment of this long-term equity based incentive compensation program is based on the price of the Company’s common stock at the time of payment.

Eligible Employees

The annual PSU grant is awarded to executive officers and other key management of the Company and its subsidiaries identified by senior management. Approximately 15 employees are awarded PSUs which include members of senior management that our executive officers believe have the ability to improve shareholder return.

Performance Goals

The incentive compensation earned under the annual PSU grant that is intended to qualify as performance-based compensation within the meaning of Section 162(m) is subject to attainment of performance targets relating to the performance criteria identified by the Compensation Committee and senior management. As noted above, the performance targets are based on a comparison of the Company’s TSR for each annual performance period against the TSR of the Index for each performance period. Payment of the performance units awarded is to be made in January following a three year vesting period ending December 31 and is to be determined by multiplying the number of PSUs earned for the performance period by the average closing price of the Company’s common stock during the period beginning October 1 and ending December 31.

Maximum Amount of Compensation that Can Be Paid to an Individual Under the Performance Goal

Consistent with the Amended and Restated Gibraltar Industries, Inc. 2005 Equity Incentive Plan, the maximum number of PSUs that may be credited to an individual for performance that exceeds the Index’s performance is limited to two hundred percent (200%) of the PSUs granted. Additionally, the maximum amount payable to an executive officer receiving a PSU award will not exceed five times the grant date fair value of the award.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL

TERMS OF THE ANNUAL PERFORMANCE STOCK UNIT GRANT IN PROPOSAL 3.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance”.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2011 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2011, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) auditing standard section 380, The Auditor’s Communication with Those Charged with Governance, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2011 audited financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF

GIBRALTAR INDUSTRIES, INC.

David N. Campbell

William P. Montague

Robert E. Sadler, Jr.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of three directors who are independent as defined in the listing standards of the NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “The Board of Directors and its Committees.”

The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on February 23, 2012. Mr. Campbell did not participate in his recommendation for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that the existing Class III Directors be nominated for a three year term as Class III Directors.

In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of the NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS OF

GIBRALTAR INDUSTRIES, INC.

David N. Campbell

William J. Colombo

William P. Montague

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).

Through an inadvertent administrative oversight, a Form 4 to report a stock dividend on October 5, 2004, was not filed on behalf of William P. Montague, Director, as required under Section 16(a) of the Exchange Act of 1934. A Form 5 was filed on February 9, 2012 to disclose the stock dividend transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth information as of March 19, 2012 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

	Number of Shares and
	Nature of Beneficial	Percent of
Name and Address	Ownership (1)	Class
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, California 94403-1906	3,519,882	11.53
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	3,020,805	9.89
Blackrock, Inc. (4) 40 East 52nd Street New York, NY 10022	2,473,288	8.10
Barrows, Hanley, Mewhinney & Strauss, LLC (5) 220 Ross Avenue, 31st Floor Dallas, TX 75201-2761	2,443,132	8.00
Dimensional Fund Advisors LP (6) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,406,234	7.88

(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(2)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2011 available on NASDAQ.com, filed on February 1, 2012 by Franklin Resources, Inc. on behalf of itself, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisor Services, LLC. Number of shares disclosed above includes 102,100 shares over which Franklin Resources, Inc. does not have the sole voting power.
(3)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2011 and available on NASDAQ.com, filed on February 14, 2012 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 2,108,325 shares over which T. Rowe Price Associates, Inc. does not have the sole voting power.
(4)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 30, 2011 available on NASDAQ.com, filed on January 20, 2012 by Blackrock, Inc.
(5)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2011 available on NASDAQ.com, filed on February 9, 2012 by Barrow, Hanley, Mewhinney & Strauss, LLC. Number of shares disclosed above includes 1,188,756 shares over which Barrow, Hanley, Mewhinney, & Strauss, LLC does not have the sole voting power.
(6)	Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2011 and available on NASDAQ.com, filed on February 10, 2012 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 66,926 shares over which Dimensional Fund Advisors LP does not have the sole voting power.

Management

The following table sets forth information as of March 19, 2012 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

	Number of Shares and
	Nature of Beneficial	Percent of
Name and Address	Ownership (1)	Class
Brian J. Lipke (2)(3)	1,381,116	4.52
Henning N. Kornbrekke (2)(4)	247,470	*
Gerald S. Lippes (5) 665 Main Street, Suite 300 Buffalo, NY 14203-1425	56,557	*
Kenneth W. Smith (2)(6)	32,443	*
William P. Montague (2)(7)	28,682	*
Arthur A. Russ, Jr. (8) 3400 HSBC Center Buffalo, NY 14203	27,875	*
Robert E. Sadler, Jr. (2)(9)	21,000	*
William J. Colombo (2)(10)	16,000	*
Timothy F. Murphy (2)(11)	15,354	*
David N. Campbell (12) 389 River Road Carlisle, MA 01741	14,569	*
Paul M. Murray (2)(13)	11,631	*
All Directors and Executive Officers as a Group	1,852,697	6.07

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.
(2)	The address of each executive officer and certain directors is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0028.
(3)	Consists of (i) 202,685 shares of common stock registered in the name of the reporting person, (ii) 987,360 shares of common stock held by two trusts for the benefit of Brian J. Lipke, (iii) 27,186 shares of common stock held by trusts and custodial accounts for the benefit of the daughters of Brian J. Lipke, (iv) 146,900 shares of common stock, representing Brian J. Lipke’s proportionate share of common stock held by Rush Creek Investment Co., L.P. (“Rush Creek”), Rush Creek’s general partner is Rush Creek Management, LLC, which is owned prorata by trusts established for the benefit of each of Brian J. Lipke, and four other siblings of the reporting person, (v) 5,235 shares of common stock allocated to Brian J. Lipke’s self-directed account under our 401(k) Retirement Savings Plan, and (vi) 11,750 shares of common stock held by the minor children of Brian J. Lipke. Excludes (i) 28,267 shares of common stock held by a trust for the benefit of the mother of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, (ii) 45,000 shares of common stock held by a trust for the benefit of a sibling of Brian J. Lipke, as to which he serves as one of five trustees and disclaims beneficial ownership, (iii) 9,407 shares of common stock held by a trust for the benefit a niece of Brian J. Lipke, as to which he serves as one of three trustees and disclaims beneficial ownership, and (iv) 2,077 shares of common stock held in a custodial account for the benefit of a relative of Brian J. Lipke as to which he disclaims beneficial ownership.
(4)	Consists of 247,470 shares of common stock registered in the name of the reporting person.
(5)	Consists of (i) 54,682 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Lippes exercises voting power but does not currently have dispositive power and (ii) 1,875 shares of common stock held by Lippco Capital LLC, a company controlled by Mr. Lippes.
(6)	Consists of 32,443 shares of common stock registered in the name of the reporting person.
(7)	Consists of 28,682 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(8)	Consists of (i) 25,575 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Russ exercises voting power but does not currently have dispositive power and (ii) 2,300 shares held by his wife as to which Mr. Russ claims beneficial ownership. Excludes 28,267 shares of common stock held by a trust which Mr. Russ serves as one of three trustees and disclaims beneficial ownership.
(9)	Consists of 21,000 shares of common stock registered in the name of the reporting person, including 9,000 restricted shares with respect to which Mr. Sadler exercises voting power but does not currently have dispositive power.
(10)	Consists of 16,000 shares of common stock registered in the name of the reporting person, including 9,000 restricted shares with respect to which Mr. Colombo exercises voting power but does not currently have dispositive power.
(11)	Consists of (i) 4,112 shares of common stock registered in the name of the reporting person and (ii) 11,242 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.
(12)	Consists of (i) 10,819 shares of common stock registered in the name of the reporting person, including 5,000 restricted shares with respect to which Mr. Campbell exercises voting power but does not currently have dispositive power and (ii) 3,750 shares of common stock held by an Individual Retirement Account for the benefit of Mr. Campbell.
(13)	Consists of (i) 9,334 shares of common stock registered in the name of the reporting person, (ii) 1,761 shares of common stock allocated to Mr. Murray’s self-directed account under our 401(k) Retirement Savings Plan, and (iii) 536 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

The Board of Directors and the Board’s Nominating and Corporate Governance Committee recommends an amendment to the Certificate of Incorporation of Gibraltar Industries, Inc. The proposed amendment to the Certificate of Incorporate removes the restriction preventing stockholders from taking action by written consent. Additionally, the proposed amendment also clarifies the Certificate of Incorporation as it relates to actions taken by stockholders.

The Company believes the proposed amendment to the Certificate of Incorporation provides stockholders with improved rights. The Nominating and Corporate Governance Committee recommends that these rights be provided to our stockholders in an effort to stay at the forefront of corporate governance practices.

Any amendment to the Company’s Certificate of Incorporation must be approved by a majority of the Company’s stockholders. As a result, the Company’s Board of Directors is submitting the approval of the Amendment to the Certificate of Incorporation, as described above, to the stockholders.

THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND

BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL

OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION IN PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP audited the Company’s consolidated financial statements for the past seven fiscal years including 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The selection of the Company’s independent registered public accounting firm is made annually by the Audit Committee. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT

YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 5.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.

A member of the Company’s Board of Directors, Mr. Robert E. Sadler, Jr., is a member of the Board of Directors of M&T Bank Corporation, one of the ten participating lenders which have committed capital to our $200 million revolving credit facility in the Company’s Fourth Amended and Restated Credit Agreement dated October 11, 2011 (the Senior Credit Agreement). All amounts outstanding under the revolving credit facility were repaid in full as of December 31, 2011. During 2011, the largest aggregate amount of principal outstanding under the revolving credit facility was $20.0 million. The aggregate amount of principal and interest paid during the year ended December 31, 2011 was $74.3 million for amounts outstanding under the revolving credit facility.

Borrowings under the Senior Credit Agreement bear interest at a variable rate based upon the London Interbank Offered Rate (LIBOR) plus an additional margin of 2.0% to 2.5%, based on the amount of borrowings available to the Company. The revolving credit facility also carries an annual facility fee of 0.375% on the undrawn portion of the facility and fees on outstanding letters of credit which are payable quarterly. We disclose information regarding our Senior Credit Agreement because of Mr. Sadler’s relationship with M&T Bank. Mr. Sadler nevertheless is an independent director as defined in Rule 5605(a)(2) of NASDAQ listing standards, which the Board has adopted as the standards by which it will determine independence.

The firm of Lippes Mathias Wexler Friedman, LLP, of which Mr. Gerald S. Lippes, a director of the Company, is a partner, serves as counsel to the Company. During 2011, this firm received $1.8 million for legal services rendered to the Company. As a result our transactions with Lippes Mathias Wexler Friedman LLP, Mr. Lippes is not considered an independent director.

The Audit Committee reviewed and approved all the transactions described above for 2011 in accordance with the policy, as described above, which is included in the Audit Committee Charter.

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2012 fiscal year. EY served as our independent registered public accounting firm and audited our consolidated financial statements for the fiscal years ended December 31, 2011 and 2010 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011 and 2010. EY also performed audit-related services and consultation in connection with various accounting and financial reporting matters. Additionally, EY performed certain non-audit services during fiscal 2011 and 2010 that are permitted under the Sarbanes-Oxley Act and related rules of the SEC. EY will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2011 and 2010 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.

Fees Billed to the Company by EY during Fiscal Year 2011 and 2010

Audit Fees

The aggregate fees billed by EY for each of the fiscal years ended December 31, 2011 and 2010, for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto, were $907,775 and $1,378,273, respectively.

Audit-Related Fees

No fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (including advice related to mergers and acquisitions) were billed by EY during 2011 and 2010.

Tax Fees

The aggregate fees billed by EY for the fiscal years ended December 31, 2011 and 2010 for services rendered for tax compliance (including tax planning, tax advice, and other tax services) were $50,051 and $42,995, respectively.

All Other Fees

The aggregate fees billed for other products and services was $2,170 for the fiscal years ended December 31, 2011 and 2010.

Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee

The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors. The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the Securities and Exchange Commission thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: TIMOTHY F. MURPHY. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 19, 2012, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2013 Annual Meeting must be received by the Company by December 17, 2012 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting.

The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.

Timothy F. Murphy

Secretary

Dated: April 3, 2012

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GIBRALTAR INDUSTRIES, INC. 3556 LAKE SHORE ROAD ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS P.O. BOX 2028 If you would like to reduce the costs incurred by our company in mailing proxy BUFFALO, NY 14219 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following Class III directors: 1. Election of Directors For Against Abstain 01 David N. Campbell 02 Robert E. Sadler, Jr. The Board of Directors recommends you vote FOR NOTE: If no direction is indicated on your return proposals 2, 3, 4, and 5: For Against Abstain card, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, and 2 Advisory approval of the Company’s executive 5. If signing on behalf of a corporation, sign compensation (Say-on-Pay) full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given 3 Approval of the material terms of the annual by the signer to vote at the 2012 Annual Meeting of grant of Performance Stock Units Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof. 4 Approval of the Certificate of Amendment to the Certificate of Incorporation 5 Ratification of selection of Ernst & Young LLP as the independent registered public accounting firm 11699 For address change/comments, mark here. (see reverse for instructions) . 0 . 0 . R1 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000130599 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS OF GIBRALTAR INDUSTRIES, INC. MAY 3, 2012 The undersigned hereby appoints BRIAN J. LIPKE, HENNING N. KORNBREKKE, AND KENNETH W. SMITH and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC. (the “Company”) to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 3, 2012, at 11:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof. 11699 Address change/comments: . 0 . 0 . R1 2 0000130599 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side.)